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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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UnitedHealth Group Incorporated
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9900 Bren Road East, Minnetonka, Minnesota 55343

April 20, 2018

Dear Shareholder:

We cordially invite you to attend our 2018 Annual Meeting of Shareholders. We will hold our meeting on Monday, June 4, 2018, at 10:00 a.m. Central Time at 11 East Walton Street, Third Floor – Thoreau Room, Chicago, Illinois 60611.

As a shareholder of UnitedHealth Group, you play an important role in our company by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Attached you will find a notice of meeting and proxy statement containing further information about the items upon which you will be asked to vote and the meeting itself, including:

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  How to obtain admission to the meeting if you plan to attend; and

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  Different methods you can use to vote your proxy, including by Internet, telephone and mail.

Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.

Sincerely,

David S. Wichmann
Chief Executive Officer

Stephen J. Hemsley
Executive Chairman of the Board

Notice of 2018 Annual Meeting of Shareholders

Date	June 4, 2018

Time	10:00 a.m. Central Time

Location	Third Floor – Thoreau Room 11 East Walton Street Chicago, Illinois 60611

Record Date
April 10, 2018. Only shareholders of record of the Company's common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business

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To elect the eleven nominees set forth in the attached proxy statement to the Company's Board of Directors.

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An advisory vote to approve the compensation paid to the Company's named executive officers as disclosed in the attached proxy statement (a "Say-on-Pay" vote).

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To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018.

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To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.

Admission to the Annual Meeting
To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification. You may attend the Annual Meeting by following the procedures described under Question 7 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

Proxy Voting
Important. Even if you plan to attend the Annual Meeting, we still encourage you to submit your proxy by Internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described under Question 13 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

Webcast
You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on "Investors" and then on the link to the webcast. See Question 10 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

By Order of the Board of Directors,

Dannette L. Smith
Secretary to the Board of Directors

April 20, 2018

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2018:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials.

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2017 are first being mailed to the Company's shareholders and made available on the Internet at www.unitedhealthgroup.com/proxymaterials on or about April 20, 2018. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

Chief Executive Officer Succession

On August 15, 2017, the Board of Directors elected David S. Wichmann to succeed Stephen J. Hemsley as Chief Executive Officer ("CEO") and become a director of the Company, effective September 1, 2017. On September 1, 2017, Mr. Hemsley took the newly-created role of Executive Chairman of the Board of Directors, after serving more than ten years as CEO, and Richard T. Burke, formerly Chairman of the Board, became Lead Independent Director.

These changes were designed to ensure continuity as the Company continues to grow and evolve. They were the result of a four-year succession-planning process, during which the Board had the opportunity to observe and evaluate Mr. Wichmann in many different settings, including formal Board presentations, Board/management meetings, investor presentations and individual discussions with directors.

The Board determined that Mr. Wichmann had the right business and leadership skills, enterprise knowledge and support, broad health care experience and expertise in growth, innovation, technology, operations and global markets to be CEO and lead the Company into the future.

Business Results

We are a diversified health care company whose mission is to help people live healthier lives and to help make the health system work better for everyone. We again achieved strong business results in 2017, including:

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  Revenues increased 9% to $201.2 billion from $184.8 billion in 2016;

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  Operating earnings increased 18% year-over-year to $15.2 billion, net earnings to UnitedHealth Group common shareholders increased to over $10.5 billion and cash flows from operations grew to $13.6 billion;

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  Adjusted earnings per share1 increased 25% to $10.07 per share from $8.05 per share in 2016;

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  Driven by net earnings growth, including the deferred tax revaluation, return on equity increased to 24.4% in 2017;

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  Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 40% in 2017, 125% over the 2015-2017 time period and 324% over the 2013-2017 time period;

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  Our annual cash dividend rate increased to $3.00 per share, paid quarterly, representing a 20% increase over the annual cash dividend rate of $2.50 per share paid quarterly since the second quarter of 2016;

1
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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  UnitedHealth Group was the top ranking company in the insurance and managed care sector on Fortune's 2018 "World's Most Admired Companies" list, based on 2017 results. This is the eighth consecutive year UnitedHealth Group has ranked No. 1 overall in the insurance and managed care sector;

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  UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 19th consecutive year;

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  UnitedHealth Group was included among the 2017 Best Employers for Diversity by Forbes; and

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  Michele J. Hooper, a UnitedHealth Group director, was named 2017 Director of the Year by the National Association of Corporate Directors, and, in 2016, was included in Savoy magazine's Most Influential Black Corporate Directors, and Board of Directors member Dr. Gail R. Wilensky was included in the 2016 NACD Director 100 list of the most influential people in the boardroom.

Corporate Governance

UnitedHealth Group is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement many governance best practices, including the following:

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  Board Structure and Composition — Our directors are elected annually by a majority vote of our shareholders. We have an Executive Chairman of our Board of Directors and an Independent Lead Director, and ten of our twelve directors are independent.

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  Chief Executive Officer ("CEO") Succession Planning — Our succession plan, which is reviewed annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

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  Board Refreshment and Tenure — Since January 2017, we have appointed four new directors to the Board who are standing for election this year, three of whom are independent, advancing both the skill and experience profile of the Board as well as its diversity.

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  Nominating Advisory Committee — Our Nominating Advisory Committee, comprised of long-term shareholders of the Company and a member of the medical community, provides our Nominating and Corporate Governance Committee (the "Nominating Committee") with additional input regarding desirable characteristics of director candidates and the composition of our Board.

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  Proxy Access — A shareholder or group of shareholders who have owned at least 3% of our common stock for at least three years, and who comply with specified procedural and disclosure requirements, may include in our proxy materials shareholder-nominated director candidates representing up to 20% of the Board.

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  Stock Ownership Guidelines — Each of our executive officers and directors were in compliance with our stock ownership guidelines as of April 10, 2018. Mr. Wichmann, our CEO, owned shares equal to 140 times his base salary as of April 10, 2018.

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  Stock Retention Policy — We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award. Our directors are generally required to hold all equity awards granted until completion of service on the Board, or until they have met our stock ownership requirements.

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  Clawback Policy — We have adopted a clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

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  Independent Compensation Consultant — Our Compensation and Human Resources Committee (the "Compensation Committee") uses an independent compensation consultant that performs no other consulting or services for the Company.

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  Political Contributions Disclosure — We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees.

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  Environmental Policy — We seek to minimize our environmental impact and to heighten our employees' awareness of the importance of the environment.

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  Short Selling and Hedging Transactions in Company Securities — Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management.

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  Absence of Rights Plan — We do not have a shareholder rights plan, commonly referred to as a "poison pill."

See the "Corporate Governance" portion of this proxy statement for further information on our governance practices.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management's enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to mitigate and manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our executive compensation program uses a mix of base salary, annual and long-term cash incentives, equity awards and broad-based benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. Shareholders expressed strong support for our executive compensation program at our 2017 Annual Meeting of Shareholders, with more than 96% of the votes cast in favor of our Say-on-Pay proposal.

Our Overall Compensation Program Principles

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  Pay-for-performance — A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that drive long-term performance, including growth and shareholder value.

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  Enhance the value of the business — Incentive compensation is designed to grow and sustain the longer-term value of the Company and avoid excessive risk-taking.

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  Reward long-term growth and focus management on sustained success and shareholder value creation — Compensation of our executive officers is weighted toward equity awards that encourage sustained performance and drive shareholder returns.

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  Standard benefits and very limited perquisites — We provide standard employee benefits and very limited perquisites to our executive officers.

Summary of Compensation Paid to David S. Wichmann, our CEO, in 2017

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  Base salary — $1.16 million.

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  Cash incentive awards — Annual cash incentive award of $4.25 million and long-term cash incentive award of $649,800, which reflect the Company's performance against pre-set goals and continued strong leadership by Mr. Wichmann.

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  Equity awards — Performance shares with a target grant date fair value of $5.55 million, restricted stock units with a grant date fair value of $2.775 million and stock options with a grant date fair value of $2.775 million.

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  Company matching contributions — $159,519 under our 401(k) and executive savings plan.

Information regarding compensation paid to each of our named executive officers in 2017 is described in the "Compensation Discussion and Analysis" section.

Strong Governance Standards in Oversight of Executive Compensation Policies

We maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

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  No excise tax gross ups.

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  Performance based compensation arrangements, including performance based equity awards, that use a variety of performance measures, with different measures used for annual and long term plans.

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  Double trigger change in control arrangements for equity grants.

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  Our 2011 Stock Incentive Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.

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  Annual advisory shareholder votes to approve the Company's executive compensation.

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  Stock ownership guidelines requiring executive officers to beneficially own specified amounts of the Company's common stock within five years of their appointment as an executive officer.

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  A stock retention policy generally requiring executive officers to hold, for at least one year, one third of the net shares acquired upon vesting or exercise of any equity award.

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  A clawback policy entitling the Board of Directors to seek reimbursement from senior executives if they are involved in fraud or misconduct that causes a material restatement or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

Voting Matters and Vote Recommendations

Proposal		Board Recommendation	Reasons for Recommendation	More Information
1	Election of eleven directors	FOR	The Board and Nominating Committee believe the eleven Board candidates possess the experience, skills, attributes and diversity to effectively monitor performance, provide oversight and advise management on the Company's strategy.	Page 6

2	Advisory Approval of the Company's Executive Compensation (a "Say-on-Pay" vote)	FOR	Our executive compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.	Page 72

3	Ratification of Independent Registered Public Accounting Firm	FOR	Based on the Audit Committee's assessment of Deloitte & Touche's qualifications and performance, it believes their retention for fiscal year 2018 is in the best interests of the Company.	Page 76

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

BOARD OF DIRECTORS

Proposal 1 — Election of Directors

Director Nomination Process

Criteria for Nomination to the Board

The Nominating Committee analyzes, on an annual basis, director skills and attributes, and recommends to the Board of Directors appropriate individuals for nomination as Board members.

The Nominating Committee developed and maintains a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. We believe that an effective board consists of a diverse group of individuals who bring a variety of complementary skills and a range of tenures. The skills matrix is consistent with the Company's long-term strategic plan and is regularly reviewed and updated by the Nominating Committee. The key features of the skills matrix are also discussed with members of our Nominating Advisory Committee and their feedback is considered by the Nominating Committee when it updates the skills matrix. The Nominating Committee uses the skills matrix in the broader context of the Board's overall composition, with a view toward constituting a board that has the best skill set and experience to oversee the Company's business and to ensure that the Board has the appropriate mix of skills needed for the broad set of challenges that it confronts. The Nominating Committee evaluates Board candidates against the skills matrix when determining whether to recommend candidates for initial election to the Board and when determining whether to recommend currently serving directors for reelection to the Board.

The skills matrix has two sections — a list of core criteria every member of the Board should meet and a list of skills and attributes to be represented collectively on the Board. The following are core director criteria that should be satisfied by each director or nominee:

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  Independence under the Company's Standards for Director Independence and New York Stock Exchange ("NYSE") listing requirements, subject to waiver by the Nominating Committee;

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  Service on no more than three other public company boards; except our CEO may serve on no more than one other public company board;

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  High integrity and ethical standards;

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  Standing and reputation in the individual's field;

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  Risk oversight ability with respect to the particular skills of the individual director;

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  Understanding of and experience with complex public companies or like organizations; and

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  Ability to work collegially and collaboratively with other directors and management.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Each of our director nominees has satisfied all the core director criteria set forth in the skills matrix, except Messrs. Hemsley and Wichmann who are not independent directors because Mr. Hemsley is our Executive Chairman of the Board and Mr. Wichmann is our CEO.

The skills matrix provides further that the Board as a whole should represent a diverse group and have expertise in the substantive areas included in the following table, which also indicates the director nominees with expertise in each area.

	Ballard	Burke	Flynn	Hemsley	Hooper	McNabb	Montgomery Rice	Renwick	Shine	Wichmann	Wilensky
Corporate Governance	•	•	•	•	•	•		•		•	•

Finance	•	•	•	•	•	•		•		•

Health Care Industry	•	•		•	•		•	•	•	•	•

Direct Consumer Markets			•			•		•

Social Media/Marketing						•		•

Diversity					•		•	•			•

Experience with Large Complex Organizations	•	•	•	•	•	•	•	•	•	•	•

Technology/Business Processes	•	•	•	•	•	•		•		•

Clinical Practice							•		•

Political/Health Care Policy/Regulatory	•	•	•	•		•	•	•	•	•	•

Capital Markets	•	•	•	•		•		•		•

Our Nominating Committee strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable experience with our Company and familiarity with the successes achieved and challenges it has faced over the years, while newer directors bring fresh perspectives and ideas. Tenure of the eleven director nominees is as follows:

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Board Diversity

UnitedHealth Group embraces and encourages a culture of diversity and inclusion. Valuing diversity makes good business sense and helps to ensure our future success. Our Board has not adopted a formal definition of diversity.

Our Board assesses its overall effectiveness through an annual evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including the diversity of its members.

Although the Board does not establish specific goals with respect to diversity, the Board's overall diversity is a consideration in the director nomination process. For this year's election, the Board has nominated eleven individuals; all are incumbent nominees who collectively bring tremendous diversity to the Board. Each nominee is a strategic thinker and has varying, specialized experience in the areas that are relevant to the Company and its businesses. Moreover, their collective experience covers a wide range of geographies and industries, including health care, insurance, consumer products, technology and financial services and roles in academia and government. The eleven director nominees range in age from 60 to 83 and three of the eleven director nominees are women; two are African American; and one is a citizen of another country, specifically New Zealand.

Nominating Advisory Committee

The Board of Directors formed the Nominating Advisory Committee in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. The Nominating Committee considers, but is not bound by, input provided by the Nominating Advisory Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee. The Nominating Advisory Committee met once in 2017. A description of the Nominating Advisory Committee, including a description of how the members of the committee are nominated and selected, can be found on our website at www.unitedhealthgroup.com.

Process for Identifying and Evaluating Nominees; Shareholder Recommendations for Director Candidates

The Board's ongoing director development efforts are closely attuned to the evolving needs of the Company, factoring in the proactive management of the Board's skill profile and tenure to the environment the Company will operate in going forward. Since January 2017, we have added four new directors to the Board standing for election this year, three of whom are independent directors, advancing the skill and experience profile of the Board as well as its diversity.

The Board and the Nominating Committee believe having a diverse profile in life, cultural and business experience is essential to a balanced, well-functioning board. We have long considered diversity as an important component in identifying, evaluating and nominating director candidates and it has been a core element of our director skills matrix. We have for several years maintained an active "Evergreen" director candidate pipeline which reflects this continuing commitment to diversity in all dimensions. This approach reflects a long-standing, naturally inclusive approach and process. Prior to the appointment of each of the new independent directors in 2017 and 2018, the Nominating Committee considered a wide slate of potential candidates, including qualified women and minority candidates. Each eventual nominee was selected due to his or her overall skills and experience and was discussed with the members of our shareholder Nominating Advisory Committee, who uniformly supported the director profiles prior to appointment to the Board.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

In assessing current directors for potential re-nomination, the Nominating Committee reviews the directors' overall performance on the Board of Directors and other relevant factors, including the criteria for nomination to the Board discussed above.

In considering potential candidates for election to the Board, the Nominating Committee considers views expressed by members of the Nominating Advisory Committee and other shareholders regarding skill sets that would be valuable for a new director to possess. The Nominating Committee has an outside firm on retainer to assist in identifying and evaluating director candidates. The Nominating Committee will also consider recommendations submitted by shareholders for director candidates. Recommendations should be directed to the Secretary to the Board of Directors. None of the Company's shareholders recommended candidates for the Board of Directors in connection with the 2018 Annual Meeting.

Shareholder Director Candidates for Inclusion in our Proxy Statement (Proxy Access)

Our Bylaws provide a shareholder or group of shareholders (of up to 20) who have owned at least 3% of our common stock for at least three years the ability to include in our proxy statement shareholder-nominated director candidates for up to 20% of the Board. To be eligible to use this right, the shareholder(s) and the candidate(s) must satisfy the requirements specified in our Bylaws. Our Bylaws are available at www.unitedhealthgroup.com/About/CorporateGovernance.aspx. For the 2019 Annual Meeting, director nominations submitted under these Bylaw provisions must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than November 21, 2018 and no later than December 21, 2018.

Shareholder Nominations of Director Candidates at a Meeting

Our shareholders may also nominate candidates for election to the Board of Directors from the floor of our Annual Meeting of Shareholders, instead of including the director candidate in our proxy statement, only by submitting timely written notice to the Secretary to the Board in accordance with our Bylaws. The notice must include the information required by our Bylaws, which are available at www.unitedhealthgroup.com/About/CorporateGovernance.aspx. For the 2019 Annual Meeting, this notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than February 4, 2019 and no later than March 6, 2019.

2018 Director Nominees

Our Certificate of Incorporation and Bylaws provide that each member of our Board of Directors is elected annually by a majority of votes cast if the election is uncontested. The Board of Directors has nominated the eleven directors set forth below for election by the shareholders at the 2018 Annual Meeting. All of the director nominees were elected by our shareholders at the 2017 Annual Meeting except for Dr. Montgomery Rice and Messrs. McNabb and Wichmann. Dr. Montgomery Rice and Mr. Wichmann were appointed unanimously by the Board in August 2017, and Mr. McNabb in February 2018. All of the nominees have informed the Board that they are willing to serve as directors if elected. If any nominee should decline or become unable to serve as a director for any reason, the persons named as proxies will elect a replacement. After seven years of exceptional service, Mr. Lawson is not standing for election at the 2018 Annual Meeting. Andrew P. Witty, who was appointed unanimously by the Board in August 2017, has stepped down from the Board in anticipation of his transition to the role of Chief Executive Officer of Optum in July 2018.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

The Board of Directors recommends that you vote FOR the election of each of the nominees. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.

Name	Age	Director Since
William C. Ballard, Jr.	77	1993

Richard T. Burke	74	1977

Timothy P. Flynn	61	2017

Stephen J. Hemsley	65	2000

Michele J. Hooper	66	2007

F. William McNabb III	60	2018

Valerie C. Montgomery Rice, M.D.	56	2017

Glenn M. Renwick	62	2008

Kenneth I. Shine, M.D.	83	2009

David S. Wichmann	55	2017

Gail R. Wilensky, Ph.D.	74	1993

The director nominees, if elected, will serve until the 2019 Annual Meeting or until their successors are elected and qualified. Following is a brief biographical description of each director nominee. A table listing the areas of expertise in the skills matrix that are held by each director and that, in part, led the Board to conclude that each respective director should continue to serve as a member of the Board is included on page 7.

William C. Ballard, Jr.	Director since 1993

Mr. Ballard served as Of Counsel to Bingham Greenebaum Doll LLP (formerly Greenebaum Doll & McDonald PLLC), a law firm in Louisville, Kentucky, from 1992 until 2008. In 1992, Mr. Ballard retired from Humana, Inc., a health and well being company, after serving with Humana in various roles for 22 years, including as the Chief Financial Officer ("CFO") and a director. In the past five years, he also served as a director of Welltower, Inc. (formerly Health Care REIT, Inc.).
Richard T. Burke	Director since 1977

Mr. Burke is Lead Independent Director of the Board of Directors of UnitedHealth Group and has served in that capacity since September 2017. Mr. Burke served as Chairman of the Board from 2006 to August 2017, has been a member of our Board since 1977, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until 1988. From 1995 until 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke currently serves as a director of Meritage Homes Corporation.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Timothy P. Flynn	Director since 2017

Mr. Flynn was Chairman of KPMG International ("KPMG"), a global professional services organization that provides audit, tax and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as CEO of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices. He previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum's International Business Council, and a director of the International Integrated Reporting Council. Mr. Flynn currently serves as a director of Alcoa Corporation, JPMorgan Chase & Co. and Wal-Mart Stores, Inc.
Stephen J. Hemsley	Director since 2000

Mr. Hemsley is Executive Chairman of the Board of UnitedHealth Group and has served in that capacity since September 2017. Mr. Hemsley previously served as Chief Executive Officer from 2006 to August 2017. He has been a member of the Board of Directors since 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President and became Chief Operating Officer in 1998. Mr. Hemsley served as President and Chief Operating Officer from 1999 to 2006 and as President and Chief Executive Officer from 2006 to November 2014. Mr. Hemsley currently serves as a director of Cargill, Inc.
Michele J. Hooper	Director since 2007

Ms. Hooper is President and CEO of The Directors' Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and CEO of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. Ms. Hooper currently serves as a director of PPG Industries, Inc. and United Airlines, Inc.
F. William McNabb III	Director since 2018

Mr. McNabb is Chairman of The Vanguard Group, Inc. and served as CEO from 2008 to 2017. He joined Vanguard in 1986. In 2010 he became Chairman of the Board of Directors and the Board of Trustees of the Vanguard group of investment companies. Earlier in his career, Mr. McNabb led each of Vanguard's client facing business divisions. Mr. McNabb serves as the Vice-Chairman of the Investment Company Institute's Board of Governors, and served as Chairman from 2013 to 2016. Mr. McNabb is Chairman of the Board of the Zoological Society of Philadelphia and serves on the Wharton Leadership Advisory Board and the Dartmouth Athletic Advisory Board. He is also a board member of CECP: The CEO Force for Good.

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Valerie C. Montgomery Rice, M.D.	Director since 2017

Dr. Montgomery Rice is the President and Dean of the Morehouse School of Medicine, a medical school in Atlanta, Georgia, and has served in that capacity since 2014, and as the Executive Vice President and Dean from 2011 to 2014. Morehouse School of Medicine is among the nation's leading educators of primary care physicians and was recently recognized as the top institution among U.S. medical schools for their social mission. Prior to joining Morehouse School of Medicine, she served as dean of the School of Medicine and Senior Vice President of health affairs at Meharry Medical College from March 2006 to June 2009, and the director of the Center for Women's Health Research, one of the nation's first research centers devoted to studying diseases that disproportionately impact women of color, from 2005 to 2011. Dr. Montgomery Rice also serves as a Council Member of the National Institute of Health, National Center for Advancing Translational Science, and previously on the National Institute of Health's Minority Health and Health Disparities and Office of Research on Women's Health advisory councils, and the Association of American Medical Colleges Council of Deans administrative board. Dr. Montgomery Rice is a member of the National Academy of Medicine and a renowned infertility specialist and women's health researcher.
Glenn M. Renwick	Director since 2008

Mr. Renwick has been Chairman of the Board of Fiserv, Inc. since May 2017, and has been a director of Fiserv since 2001. Mr. Renwick also serves as Chairman of the Board of Directors of The Progressive Corporation, an auto insurance holding company, but announced his decision to retire from Progressive's Board at their 2018 annual meeting of shareholders. Mr. Renwick has served as Chairman of the Board of Progressive since November 2013. Mr. Renwick served as Executive Chairman of Progressive from July 2016 to June 2017, and as President and CEO from 2001 to 2016. Before being named President and CEO in 2001, Mr. Renwick served as CEO-Insurance Operations and Business Technology Process Leader at Progressive from 1998 to 2000. Prior to that, he led Progressive's Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida.
Kenneth I. Shine, M.D.	Director since 2009

Dr. Shine has been Professor of Medicine at the Dell Medical School within the University of Texas System (the "UT System"), which consists of nine academic campuses and six health institutions, since June 2015. He served as the Special Advisor to the Chancellor for Health Affairs of the UT System from September 2013 to June 2015, as Executive Vice Chancellor for Health Affairs of the UT System from 2003 to September 2013, and as interim Chancellor of the UT System from 2008 to February 2009. Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California at Los Angeles School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. He is a nationally recognized cardiologist.

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David S. Wichmann	Director since 2017

Mr. Wichmann is Chief Executive Officer of UnitedHealth Group and a member of the Board of Directors, having served in both capacities since September 2017. Mr. Wichmann served as President of UnitedHealth Group from November 2014 to August 2017. Mr. Wichmann also served as Chief Financial Officer of UnitedHealth Group from January 2011 to June 2016. From April 2008 to November 2014, Mr. Wichmann served as Executive Vice President of UnitedHealth Group and President of UnitedHealth Group Operations. Mr. Wichmann currently serves as a director of Tennant Company.
Gail R. Wilensky, Ph.D.	Director since 1993

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From 2006 to 2008, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President's Commission on Care for America's Returning Wounded Warriors. From 2001 to 2003, she was the Co-Chair of the President's Task Force to Improve Health Care for our Nation's Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is a nationally recognized health care economist. Dr. Wilensky currently serves as a director of Quest Diagnostics Incorporated.

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Director Compensation

We seek to compensate our non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and benefit from the expertise of highly qualified people serving on the Company's Board of Directors. The Compensation Committee annually reviews the compensation of our non-employee directors and makes recommendations to the Board of Directors. In August 2017, the Compensation Committee, with the advice of its independent compensation consultant, undertook a review of the structure, philosophy and overall mix of the director compensation program as compared to the Company's compensation peer group and also the four large publicly traded managed health care companies. Following this review, and in connection with the establishment of the Lead Independent Director position, the Compensation Committee recommended, and the Board approved, an annual $75,000 cash retainer for the Lead Independent Director, effective as of September 1, 2017. No other changes were made to the compensation of non-employee directors. The Compensation Committee's recommendations, and the Board's subsequent approval, were made after considering the results of the market practices review and the complexity of the Company's structure and operations.

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer	$125,000

Annual Audit Committee Chair Cash Retainer	$ 25,000

Annual Compensation Committee Chair Cash Retainer	$ 20,000

Annual Nominating Committee Chair Cash Retainer	$ 20,000

Annual Public Policy Committee Chair Cash Retainer	$ 20,000

Annual Lead Independent Director Cash Retainer	$ 75,000	*

Annual Equity Award	$175,000 aggregate fair value of deferred stock units

Equity Conversion Program	At the director's election, cash compensation may be converted into DSUs, or if the director has met the stock ownership guidelines, into common stock

*
Prior to the establishment of the Lead Independent Director position on September 1, 2017, the independent Board Chair received an annual cash retainer of $300,000.

Cash Compensation

Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and are subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units ("DSUs") or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the Directors' Compensation Deferral Plan ("Director Deferral Plan").

Equity-Based Compensation

Non-employee directors receive annual grants of DSUs under the 2011 Stock Incentive Plan having an aggregate fair value of $175,000, subject to rounding adjustments described below. The grants are in consideration of general

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service and responsibilities and required meeting preparation. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $43,750 (the quarterly value of the annual equity award) by the closing price of our common stock on the grant date, rounded up to the nearest share.

The DSUs immediately vest upon grant and must be retained until completion of the director's service on the Board of Directors. Upon completion of service, the DSUs convert into an equal number of shares of the Company's common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.

If a director elects to convert his or her cash compensation into common stock or DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director. The director receives the number of shares of common stock or DSUs, as applicable, equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. The DSUs immediately vest upon grant. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.

The Company pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders and are subject to the same vesting conditions as the underlying grant.

Stock Ownership and Retention Guidelines

Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of the Company's common stock (excluding stock options, but including vested DSUs and vested restricted stock units) having a fair market value equal to five times the directors' annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the Board of Directors. All of our non-employee directors have met the stock ownership requirement or have served as a director for less than five years. Our directors are required to hold all equity awards granted until completion of service on the Board or until they have met our stock ownership requirements.

Director Deferral Plan

Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect to receive the distribution in one of the following ways:

  •
  a series of five or ten annual installments following the completion of his or her service on the Board of Directors;

  •
  a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the Board of Directors;

  •
  for cash deferrals, an immediate lump sum upon the completion of his or her service on the Board of Directors; or

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  •
  pre-selected amounts to be distributed on pre-selected dates while the director remains a member of the Board of Directors.

The Director Deferral Plan does not provide for matching contributions by the Company.

Other Compensation

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors but only if the director is not eligible for subsidized coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company's post-employment medical plan for up to a total of 96 months if they are otherwise eligible.

The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Our corporate aircraft use policy prohibits personal use of corporate aircraft by any independent director. However, because there is essentially no incremental cost to the Company, the policy permits a director's family member to accompany the director on a business flight on Company aircraft provided a seat is available.

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The following table provides summary information for the year ended December 31, 2017 relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2017. Messrs. Hemsley and Wichmann are employee directors and do not receive additional compensation for serving as directors. Mr. Flynn joined the Board on January 13, 2017, Dr. Montgomery Rice joined the Board on August 4, 2017, and Mr. McNabb joined the Board on February 13, 2018. Mr. Witty served on the Board from August 4, 2017 until March 13, 2018. Mr. Darretta ceased serving on the Company's Board on June 5, 2017.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William C. Ballard, Jr.	125,000	175,329	—	—	18,000	318,329

Richard T. Burke	406,659	175,329	—	—	25,640	607,628

Robert J. Darretta	—	204,588	—	—	—	204,588

Timothy P. Flynn	—	215,137	—	—	15,000	230,137

Michele J. Hooper	145,000	175,329	—	—	18,287	338,616

Rodger A. Lawson	145,000	175,329	—	—	23,678	344,007

Valerie C. Montgomery Rice, M.D.	19,702	27,642			14,955	62,299

Glenn M. Renwick	—	325,400	—	—	22,192	347,592

Kenneth I. Shine, M.D.	125,000	175,329	—	—	18,000	318,329

Gail R. Wilensky, Ph.D.	145,000	175,526	—	—	18,000	338,526

Andrew P. Witty	19,702	27,642			15,000	62,344

(1)
Mr. Darretta converted his $85,165 cash compensation into 504 DSUs, Mr. Flynn converted his $89,584 cash compensation into 490 DSUs and Mr. Renwick converted his $150,000 cash compensation into 850 DSUs.

(2)
The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2017 computed in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the grant date. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. For each director, the amounts reported include the aggregate grant date fair value of the annual equity award of DSUs granted in quarterly installments. The amounts reflect the value of fractional shares issued with the quarterly installments as we round equity grants up to the nearest whole share. For Messrs. Darretta, Flynn and Renwick, we combined the cash compensation they elected to convert into DSUs on a quarterly basis and the value of the quarterly DSU grant prior to determining the number of DSUs to be granted each quarter. For 2017, Dr. Shine elected that all of his, and Dr. Wilensky elected that a portion of her, annual DSU awards be granted in shares of common stock. Mr. Darretta did not stand for re-election at the 2017 Annual Meeting of Shareholders and his DSU awards were paid in common shares in accordance with the terms of the DSUs.

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  The aggregate grant date fair values of the stock awards granted in 2017, computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date, are as follows:

Name	January 3, 2017 ($)	April 3, 2017 ($)	July 3, 2017 ($)	October 2, 2017 ($)
William C. Ballard, Jr.	43,753	43,881	43,863	43,832
Richard T. Burke	43,753	43,881	43,863	43,832
Robert J. Darretta*	75,074	75,012	54,502	—
Timothy P. Flynn*	—	65,077	75,033	75,027
Michele J. Hooper	43,753	43,881	43,863	43,832
Rodger A. Lawson	43,753	43,881	43,863	43,832
Valerie C. Montgomery Rice, M.D.	—	—	—	27,641
Glenn M. Renwick*	81,371	81,305	81,379	81,345
Kenneth I. Shine, M.D.	43,753	43,881	43,863	43,832
Gail R. Wilensky, Ph.D.	43,753	43,881	43,863	44,029
Andrew P. Witty	—	—	—	27,642
*
Includes the value of DSUs issued upon conversion of annual cash retainers as described in footnote 1 above of $85,165 for Mr. Darretta, $89,584 for Mr. Flynn and $150,000 for Mr. Renwick.

As of December 31, 2017, our non-employee directors held outstanding DSU awards as follows:

Name	Deferred Stock Units
William C. Ballard, Jr.	22,139
Richard T. Burke	22,139
Timothy P. Flynn	1,185
Michele J. Hooper	28,716
Rodger A. Lawson	20,566
Valerie C. Montgomery Rice, M.D.	141
Glenn M. Renwick	42,213
Kenneth I. Shine, M.D.	28,852
Gail R. Wilensky, Ph.D.	20,814
Andrew P. Witty	141
(3)
The Company did not grant stock option awards to directors in 2017. As of December 31, 2017, our non-employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ballard — 30,000; Mr. Burke — 41,730; Mr. Darretta — 30,000; Ms. Hooper — 15,000; Mr. Renwick — 33,929; and Dr. Wilensky — 34,190.

(4)
The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)
In 2017, the Company matched $15,000 in charitable contributions made by the following directors to charitable organizations selected by the directors pursuant to the Company's Board Matching Program: Messrs. Ballard, Burke, Flynn, Lawson, Renwick and Witty; Dr. Shine; and Dr. Wilensky. The Company additionally matched $14,797 and $14,955 in charitable contributions made by Ms. Hooper and Dr. Montgomery Rice. In 2017, the Company also made $3,000 contributions to charitable organizations selected by the following directors: Messrs. Ballard, Burke, Lawson and Renwick and Ms. Hooper, Dr. Shine and Dr. Wilensky. In 2017, the Company also paid $7,764, $5,678, $4,251 and $490 in health care premiums on behalf of Messrs. Burke, Lawson and Renwick, and Ms. Hooper, respectively.

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CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct. Important documents reflecting this commitment are listed below.

Corporate Governance Documents
Certificate of Incorporation	Code of Conduct: Our Principles of Ethics & Integrity
Bylaws	Related-Person Transactions Approval Policy
Principles of Governance	Board of Directors Communication Policy
Board of Directors Committee Charters	Political Contributions Policy
Standards for Director Independence	Corporate Environmental Policy

You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices. We will also provide copies of any of these documents without charge upon written request to the Company's Secretary to the Board of Directors. Our key corporate governance practices are highlighted below.

Board Structure and Shareholder Rights

  •
  All members of our Board of Directors are elected annually by our shareholders.

  •
  Our Certificate of Incorporation provides, in an uncontested election, each director must be elected by a majority vote. To address a provision in Delaware law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes "for" than "against" his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote.

  •
  Our Bylaws provide eligible shareholders the right to include shareholder director nominees representing up to 20% of the Board in our proxy statement.

  •
  Each share of stock is entitled to one vote and our Certificate of Incorporation and Bylaws do not have any supermajority shareholder approval provisions.

  •
  As of September 1, 2017, the Board of Directors unanimously appointed an Executive Chairman of the Board and a Lead Independent Director. If a future Chairman of the Board is independent, a Lead Independent Director would not be required under our bylaws.

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Board and Board Committee Composition and Performance

  •
  All members of our Audit Committee are "audit committee financial experts" as defined by the Securities and Exchange Commission ("SEC").

  •
  A non-management director may not serve on more than three other public company boards of directors, and our CEO may not serve on more than one other public company board of directors.

  •
  Our directors are required to offer their resignations upon a change in their primary careers.

  •
  Our Board of Directors and each Board committee regularly conduct executive sessions of non-management directors. Our Lead Independent Director presides over each executive session of non-management directors. Committee Chairs preside over executive sessions of their respective committees.

  •
  Our Board of Directors and Board committees have the authority to retain independent advisors.

  •
  Our Board of Directors and Board committees conduct performance reviews annually.

  •
  All directors are required to complete a specified level of director training.

Guidelines and Board Policies

  •
  Our Board of Directors has developed a CEO succession plan with input from our CEO and reviews the plan annually. The CEO succession plan has two components: one addressing an emergency or unanticipated loss of our CEO and one addressing longer-term succession. Material features of this plan include identification of Board members to lead the succession process, identification and development of internal candidates and identification of external resources necessary to ensure a successful transition.

  •
  We maintain stock ownership and retention guidelines for directors and executive officers. See "Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Executive Stock Ownership Guidelines and Stock Retention Policy," "Director Compensation — Equity-Based Compensation" and "Director Compensation — Stock Ownership and Retention Guidelines" for further information.

  •
  We have a related-person transactions approval policy regarding the review, vote and ratification by our Nominating Committee on all proposed related-person transactions. See "Certain Relationships and Transactions."

  •
  We have a clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement or, in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions. See "Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks."

  •
  We have a political contributions policy that is overseen by our Public Policy Strategies and Responsibility Committee (the "Public Policy Committee"). The Company's political contributions and public advocacy efforts and the contributions of our federal and state political action committees are disclosed on our website.

  •
  We have an environmental policy that outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees' awareness of the importance of preserving the environment and conserving energy and natural resources.

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  •
  Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management.

  •
  Our Board of Directors believes that effective Board-shareholder communication strengthens the Board of Directors' role as an active, informed and engaged fiduciary, so we have a communication policy that outlines how shareholders and other interested parties may communicate with the Board of Directors. See "Corporate Governance — Communication with the Board of Directors."

  •
  A Nominating Advisory Committee comprised of representatives from the shareholder and medical communities provides input into the composition of our Board of Directors.

Principles of Governance

Our Certificate of Incorporation and Bylaws, together with Delaware law and NYSE and SEC rules, govern the Company. Our Board has also adopted "Principles of Governance," which set forth many of our practices, policies and procedures in corporate governance. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board of Directors; stock ownership and retention requirements; Board of Directors operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and are revised as necessary.

Code of Conduct: Our Principles of Ethics & Integrity

The Code of Conduct: Our Principles of Ethics & Integrity document is posted on our website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection and proper use of Company assets. Any waiver of the Code of Conduct for the Company's executive officers, senior financial officers or directors may be made only by the Board of Directors or a committee of the Board. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for an executive officer or director on our website.

Compliance and Ethics

We strongly and broadly encourage employees to raise ethics and compliance concerns, including concerns about accounting, internal controls or auditing matters. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including by telephone or online, and individuals may choose to remain anonymous in jurisdictions where anonymous reporting is permissible. We prohibit retaliatory action against any individual who in good faith raises concerns or questions regarding ethics and compliance matters or reports suspected violations. We train all employees annually and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues. In our 2017 employee survey, 97% of employees said they knew what to do if they believed unethical behavior or misconduct occurred in their work area.

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Director Independence

Our Board of Directors has adopted the Company's Standards for Director Independence, which are available on our website at www.unitedhealthgroup.com. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.

Our Board of Directors has determined that William C. Ballard, Jr., Richard T. Burke, Timothy P. Flynn, Michele J. Hooper, Rodger A. Lawson, F. William McNabb III, Valerie C. Montgomery Rice, M.D., Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. are each "independent" under the NYSE rules and the Company's Standards for Director Independence, and have no material relationships with the Company that would prevent the directors from being considered independent. Stephen J. Hemsley, Executive Chairman of the Board, and David S. Wichmann, CEO, are not independent directors.

In determining independence, the Board of Directors considered, among other factors, the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) and their affiliated companies. The Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and also considered charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the Board of Directors evaluated the following relationships and determined that such relationships were in the normal course of business and did not impair the directors' ability to exercise independent judgment:

  •
  Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners is a customer of the Company and paid the Company premiums for health insurance of approximately $232,800 in 2017. These premiums were determined on the same terms and conditions as premiums for other comparable customers.

  •
  Dr. Montgomery Rice is President and Dean of Morehouse School of Medicine. In 2017, Morehouse School of Medicine paid the Company approximately $1.0 million for premiums for health insurance. Morehouse School of Medicine also paid the Company approximately $680,700 for fees associated with the administration of Morehouse School of Medicine's self-insurance program. These premiums and fees were determined on the same terms and conditions as premiums and fees for other comparable customers. This relationship terminated at the end of 2017. Morehouse School of Medicine paid the Company approximately $165,500 for software license fees and maintenance in 2017. The Company paid Morehouse School of Medicine approximately $875,400 for network provider services and approximately $341,800 in charitable donations in 2017. Total fees paid by the Company and the United Health Foundation to Morehouse School of Medicine during 2017 were substantally less than 1% of Morehouse School of Medicine's total revenues for 2017. Dr. Montgomery Rice was not directly involved in these relationships.

The Board of Directors also considered relationships between the Company and organizations on which our non-employee directors or their immediate family members serve only as directors and determined that such relationships did not impair the directors' exercise of independent judgment.

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Board Leadership Structure

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chairman of the Board or a Lead Independent Director.

In connection with the CEO succession that took place this year, our Board created the position of Executive Chairman. The Board unanimously selected Mr. Hemsley to serve as our Executive Chairman, due to his vision for the Company's future and his understanding of the Company and its evolving competitive environment. The Board also believed that Mr. Hemsley's service as Executive Chairman would enhance management continuity and provide a valuable resource for Mr. Wichmann as he transitioned to CEO.

Given that Mr. Hemsley is not an independent director under applicable NYSE rules, the Board determined to continue the strong voice of independent directors and created the role of Lead Independent Director. Mr. Burke was appointed to serve as Lead Independent Director.

Our Principles of Governance outline the specific duties of the Lead Independent Director, including:

  •
  Serving as the principal liason between the independent directors and the Executive Chairman;

  •
  Coordinating the preparation of agendas and materials for executive sessions of the Board's non-management directors;

  •
  Calling meetings of the independent directors as appropriate and, in coordination with the Executive Chairman, all directors;

  •
  Leading the Board's annual goal setting for and evaluation of the Executive Chairman and, in consultation with the Executive Chairman, the CEO;

  •
  Serving as an ex-officio member of each committee and working with the Board Committee Chairs on the performance of their designated roles and responsibilities;

  •
  Interviewing, along with the Chair of the Nominating Committee, all Board candidates and making director candidate recommendations to the Nominating Committee; and

  •
  Being available for communications with shareholders, as needed.

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Risk Oversight

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management's enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Each director on our Board is required to have risk oversight ability for each skill and attribute the director possesses that is reflected in the collective skills section of our director skills matrix described in "Proposal 1 — Election of Directors — Director Nomination Process — Criteria for Nomination to the Board" above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:

  •
  The Audit Committee oversees management's internal controls and compliance activities. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company, including risks disclosed in the Company's Annual Report on Form 10-K. The enterprise risk management function assists the Company in identifying and assessing the Company's material risks. The Company's General Auditor, who reports to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. The Audit Committee receives periodic reports on the enterprise risk management function. The Audit Committee also receives periodic reports on the Company's cyber security efforts. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company's independent registered public accounting firm and the Company's CFO, General Auditor and Chief Legal Officer;

  •
  The Compensation Committee oversees risk associated with our compensation practices and plans;

  •
  The Nominating Committee oversees Board processes and corporate governance-related risk; and

  •
  The Public Policy Committee oversees risk associated with the public policy arena, including health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the Committee Chairs regarding their work. In addition, discussions about the Company's strategic plan, consolidated business results, capital structure, merger and acquisition-related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration. Our current Board of Directors' leadership structure separates the positions of CEO and Chairman of the Board. Since we have an Executive Chairman, the Board has also appointed a Lead Independent Director. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives.

Enterprise-Wide Incentive Compensation Risk Assessment

Our Compensation Committee requested that management conduct a risk assessment of the Company's enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2017 for the presence of potential design elements that could incent employees to incur excessive risk. The review included the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units' revenues, and the presence of other design features that serve to mitigate excessive risk-taking, such as the Company's clawback policy, stock ownership and retention guidelines, multiple performance measures and similar features. The Compensation Committee also receives an annual report on the Company's compliance with its equity award program controls.

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After considering the results of the risk assessment, management concluded that the level of risk associated with the Company's enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at its February 2018 meeting. Please see "Compensation Discussion and Analysis" for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All then-current directors attended the 2017 Annual Meeting. During the year ended December 31, 2017, the Board of Directors held eleven meetings. All then-current directors attended at least 75% of the meetings of the Board and any Board committees of which they were members in 2017.

Board Committees

The Board of Directors has established four standing committees: Audit, Compensation, Nominating and Public Policy. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually.

The following table identifies the members of each committee as of April 10, 2018:

*
Mr. Burke is the Lead Independent Director and an ex-officio member of the Compensation Committee and Public Policy Committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each committee meeting, but does not count for quorum purposes or vote on committee matters.

**
Mr. Lawson is not standing for re-election in June 2018.

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Audit Committee	Meetings Held in 2017: 10
Committee Members:
Glenn M. Renwick (Chair), Richard T. Burke, Timothy P. Flynn and Michele J. Hooper
Primary Responsibilities:

The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm and oversees financial reporting, internal controls and public disclosure. The Audit Committee reviews and assesses the effectiveness of the Company's policies, procedures and resource commitments in the areas of compliance, ethics, privacy and cyber security, by interacting with personnel responsible for these functions. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company. The Audit Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel.
Independence:

Each of the Audit Committee members is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined that Messrs. Renwick, Burke and Flynn and Ms. Hooper are "audit committee financial experts" as defined by the SEC rules.

Compensation Committee	Meetings Held in 2017: 5
Committee Members:
Rodger A. Lawson (Chair), William C. Ballard, Jr. and Gail R. Wilensky, Ph.D.
Andrew P. Witty also served on the Compensation Committee from November 6, 2017 until March 13, 2018.
Primary Responsibilities:

The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers, the administration of our incentive and equity-based plans and the risk associated with our compensation practices and plans. The Compensation Committee also establishes employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company's stock ownership guidelines.
Independence:

Each of the Compensation Committee members is an independent director under the NYSE listing standards and the SEC rules, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the "Internal Revenue Code").

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Nominating Committee	Meetings Held in 2017: 6
Committee Members:
Michele J. Hooper (Chair), William C. Ballard, Jr. and Richard T. Burke
Primary Responsibilities:

The Nominating Committee's duties include identifying and nominating individuals to be proposed as nominees for election as directors at each Annual Meeting or to fill Board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the Board of Directors uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee also oversees Board processes and corporate governance-related risk.
Independence:
Each of the Nominating Committee members is an independent director under the NYSE listing standards.

Public Policy Committee	Meetings Held in 2017: 4
Committee Members:
Gail R. Wilensky, Ph.D. (Chair), Valerie C. Montgomery Rice, M.D. and Kenneth I. Shine, M.D.
Primary Responsibilities:

The Public Policy Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to the Company's public policy, health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility. The Public Policy Committee is also responsible for overseeing the risks associated with these activities.
Independence:
Each of the Public Policy Committee members is an independent director under the NYSE listing standards.

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Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and other interested parties and believes that effective communication strengthens the Board of Directors' role as an active, informed and engaged fiduciary. The Board of Directors has adopted a Board of Directors Communication Policy to facilitate communication between shareholders and other interested parties and the Board. Under this policy, the Board of Directors has designated the Company's Secretary to the Board of Directors as its agent to receive and review communications.

The Secretary to the Board of Directors will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions and opinion surveys. The Secretary to the Board of Directors will forward such complaints and suggestions received to the appropriate members of the Company's management.

Appropriate matters to raise in communications to the Board include:

  •
  Board composition;

  •
  Board succession planning process;

  •
  CEO succession planning process;

  •
  Executive compensation;

  •
  Use of capital;

  •
  Corporate governance; and

  •
  General Board oversight, including accounting, internal controls, auditing and other related matters.

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of our website, www.unitedhealthgroup.com.

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EXECUTIVE COMPENSATION

Executive Summary

UnitedHealth Group's compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.

In determining 2017 executive compensation, the Compensation Committee considered the Company's strong growth, operating performance and financial results, all of which were achieved in an uncertain environment, as well as individual executive performance. Some of our key business results for 2017 were:

  •
  Revenues increased 9.0% to $201.2 billion from $184.8 billion in 2016;

  •
  Operating earnings exceeded $15.2 billion, up 18% year-over-year;

  •
  Net earnings of $10.72 per share, included a one-time, non-cash deferred tax benefit of $1.22 per share resulting from The Tax Cuts and Jobs Act;

  •
  Adjusted earnings per share1 increased 25% to $10.07 per share from $8.05 per share in 2016;

  •
  Cash flows from operations grew 39% year-over-year to $13.6 billion;

  •
  Driven by net earnings growth, including the deferred tax revaluation, return on equity increased to 24.4% in 2017;

  •
  Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 40% in 2017, 125% over the 2015-2017 time period and 324% over the 2013-2017 time period;

  •
  Our annual cash dividend rate increased to $3.00 per share, paid quarterly, representing a 20% increase over the annual cash dividend rate of $2.50 per share paid quarterly since the second quarter of 2016;

  •
  We repurchased $1.5 billion in stock at an average price of $173.54 per share;

  •
  UnitedHealth Group was the top ranked company in the insurance and managed care sector on Fortune's 2018 "World's Most Admired Companies" list, based on 2017 results. This is the eighth consecutive year UnitedHealth Group has ranked No. 1 overall in its sector;

  •
  UnitedHealth Group was included among the 2017 Best Employers for Diversity by Forbes; and

  •
  UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 19th consecutive year.

The Compensation Committee believes that total compensation for the executive officers listed in the 2017 Summary Compensation Table (the "named executive officers" or "NEOs") should be heavily weighted toward long-term performance-based compensation. In 2017, long-term compensation represented 70-75% of the total mix of compensation granted to our named executive officers. The elements of compensation for our named executive officers were unchanged from 2016.

1
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2017:

  •
  Performance-based compensation arrangements, including performance-based equity awards that use a balanced set of performance measures, with different metrics used for annual and long-term incentive plans.

  •
  Double-trigger accelerated vesting of equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

  •
  No excise tax gross-ups and generally no executive-only perquisites such as company cars, security systems or financial planning.

  •
  A compensation clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement, or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

  •
  A stock retention policy that generally requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

  •
  Stock ownership guidelines for our executive officers, each of whom complied with the applicable ownership guidelines as of April 10, 2018. Mr. Wichmann, our CEO, owned shares equal to 140 times his base salary as of April 10, 2018.

  •
  Prohibition on repricing of stock options and stock appreciation rights without shareholder approval.

  •
  Annual advisory shareholder vote to approve the Company's executive compensation.

  •
  The direct retention by the Compensation Committee of its independent compensation consultant, Pay Governance LLC, which performs no other consulting or other services for the Company.

For 2017, we eliminated our long-term performance cash plan so that all future long-term incentive awards will be delivered in equity.

On September 1, 2017, Stephen J. Hemsley retired from his role as Chief Executive Officer after serving more than ten years in that role and became Executive Chairman of the Board. David S. Wichmann succeeded Mr. Hemsley as Chief Executive Officer. Compensation changes made in connection with the CEO Succession are described below in "Compensation Discussion and Analysis — Elements of our Compensation Program — CEO Succession."

As discussed in detail below and reflected in the 2017 Summary Compensation Table, in 2017, our CEO, Mr. Wichmann, received the following compensation for 2017:

  •
  Base salary of $1.16 million;

  •
  Annual cash incentive award of $4.25 million, which represents 163% of his target opportunity;

  •
  Long-term cash incentive award of $659,800 for the 2015-2017 performance period, which represents above target performance by the Company against pre-set 2015-2017 long-term incentive plan performance goals;

  •
  A performance-based restricted stock unit opportunity ("performance shares") with a target grant date fair value of $5.55 million, restricted stock units ("RSUs") with a grant date fair value of $2.775 million, and non-qualified stock options with a grant date fair value of $2.775 million; and

  •
  Company matching contributions of $159,519 made under the Company's 401(k) plan and Executive Savings Plan.

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Compensation Discussion and Analysis

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong pay-for-performance alignment by linking senior management compensation to enterprise and individual performance goals. The primary objectives of our executive compensation program are to:

  •
  Align the economic interests of our executive officers with those of our shareholders.

  •
  Reward performance that advances our mission of helping people live healthier lives and helping to make the health system work better for everyone.

  •
  Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

  •
  Reward performance that supports the Company's values.

  •
  Foster an entrepreneurial spirit with innovative thinking and action that leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

  •
  Pay-for-performance.  A substantial portion of the total compensation of our executive officers is at risk and only earned based on achievement of enterprise-wide goals.

  •
  Enhance the long-term value of the business.  Our compensation system is weighted toward long-term compensation to promote long-term shareholder value creation and avoid excessive risk-taking.

  •
  Reward long-term growth and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward equity and we require significant stock ownership by our management team. This encourages sustained performance and positive shareholder returns.

  •
  Provide standard benefits.  We provide standard employee benefits such that the overwhelming majority of management pay is at risk. We generally do not have "executive-only" benefits or perquisites.

Determination of Total Compensation

Role of the Compensation Committee

The Compensation Committee oversees the Company's policies and philosophy related to total compensation for executive officers. The Compensation Committee reviews and approves the compensation for the named executive officers based on its own evaluation, input from our Executive Chairman and CEO (for all executive officers except themselves), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

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In addition, in making compensation decisions, the Compensation Committee considers the results of the Company's annual shareholder advisory votes approving the Company's executive compensation. More than 95% of the votes cast have been in favor of the Company's executive compensation at each of our annual meetings, beginning with our inaugural vote in 2011. The Compensation Committee believes these shareholder votes reflect strong support for the Company's executive compensation program.

The Compensation Committee's Use of an Independent Compensation Consultant

The Compensation Committee retains independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to the Company and does not perform any work for management. The Compensation Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with the Company, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation Committee concluded that Mr. Weinstein's and Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

Competitive Positioning

The Compensation Committee believes total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation targets.

In general, the Compensation Committee's goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below) if paid at target. The Compensation Committee believes this range is an appropriate reflection of the Company's relative size, complexity and consistently strong performance over the past several years. The following briefly summarizes the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses these data.

At the request of the Compensation Committee, Pay Governance conducts an annual review of the Company's compensation peer group. This review ensures that the peer group companies remain appropriate from a business and talent perspective and occurs at the second quarter Compensation Committee meeting because recent financial and compensation data are generally available.

The Compensation Committee uses the following methodology, which formulates a peer group focused on the industries reflected in the prior career experiences of approximately 250 of the Company's senior leaders:

  •
  All U.S. publicly traded companies in the following industries as the starting point:

• Health care	• Pharma/Biotech/Life Sciences
• Insurance	• Financial Services
• Technology	• Professional Services
  •
  Limit the list to the largest companies by revenue and market cap to avoid companies of significantly smaller scope; and

  •
  Add major companies located near UnitedHealth Group's headquarters and primary operating locations to reflect relevant geographic markets for talent.

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This screening process resulted in the 54 companies set forth under "Peer Group and Managed Care Companies" below. As compared to the peer group, the Company is:

  •
  At the 97th percentile on a revenue basis;

  •
  At the 78th percentile on a market cap basis;

  •
  At the 77th percentile in earnings from operations; and

  •
  At the 84th percentile in number of employees.

The Compensation Committee also considers market data from the four largest publicly traded managed care companies with which we compete for business, all of which are in the 54-company peer group described above. However, the Compensation Committee does not use this group of managed care companies as a primary reference point for benchmarking compensation practices because the Company is substantially larger, more complex and more diverse than these companies, and because we believe that the Company competes primarily for talent and capital with other successful large companies across a broader group of sectors.

Once the process is concluded and peer group companies are selected, the Compensation Committee generally uses the market data as follows:

  •
  At the fourth quarter Compensation Committee meeting, Pay Governance presents an annual review of the market competitiveness of the Company's executive compensation program for the Company's executive officers. The review compares the compensation opportunities provided to the Company's executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

  •
  At the first quarter Compensation Committee meeting, the Compensation Committee determines pay opportunities for each officer using the market competitiveness assessment from the previous fourth quarter as a reference point. In addition, the Compensation Committee takes into consideration the Company's performance against previously established performance goals, each officer's individual performance, internal equity, the Executive Chairman and CEO's recommendations and other relevant business performance that may not be adequately captured by the Company and individual officer goals.

Target total compensation of our named executive officers as a group in 2017, consisting of base salary, target annual cash incentive award, target long-term cash incentive award and the grant date fair value of equity awards (including performance shares at target) was between the 50th and the 75th percentiles of the market data for our peer group.

The companies that were included in the 2017 peer group and the four managed care companies are listed at the end of this Compensation Discussion and Analysis.

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Role of Management and CEO in Determining Executive Compensation

The Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. Our Executive Chairman and CEO assist the Compensation Committee by evaluating the performance of the executive officers that report directly to them and recommending compensation levels for these executive officers.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer's total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, the projected value of accumulated equity awards based upon various stock price scenarios and compensation to be paid under various potential employment termination scenarios. This is done to analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.

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Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Type of Compensation

Base salary	To provide a base level of cash compensation for executive officers based on role, scope of responsibilities and experience	Annual compensation, not variable

Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals and individual performance results	Annual performance compensation, variable

Long-term cash incentive awards (no new awards after 2017 — replaced with long-term performance shares)	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, variable

Equity awards	To motivate and retain executive officers and align their interests with shareholders through the use of:	Long-term performance compensation, variable
• Performance shares to encourage sustained performance and growth and potentially assist executives in building ownership in the Company
• RSUs to retain executive officers and build stock ownership positions
• Non-qualified stock options to encourage sustained stock price appreciation

Employee benefits	To promote the health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration	Annual indirect compensation, not variable

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As reflected in the charts below, the mix of total target compensation granted in 2017 to our named executive officers was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 72% of total target compensation for our named executive officers in aggregate.

CEO Succession

In connection with the CEO Succession activities approved by the Board on August 15, 2017, the Compensation and Human Resources Committee, after considering market data, internal equity, advice from the Compensation Committee's independent compensation consultant and other factors, made the following changes (other aspects of compensation were not affected):

David S. Wichmann — Chief Executive Officer

  •
  Approved an annual base salary increase to $1,300,000 effective September 1, 2017.

  •
  Approved an annual cash incentive target opportunity of 200% of base salary.

  •
  Awarded 30,031 stock options, 4,866 restricted stock units and 9,731 performance shares. The stock options and restricted stock units vest ratably over a four-year period and the performance shares have the same three-year cliff vesting schedule and performance criteria as the performance shares granted in February 2017.

  •
  Entered into an amendment to his employment agreement, effective September 1, 2017 that:

  –
  Provides Mr. Wichmann will serve as the Company's CEO.

  –
  Replaces subsections (c) and (d) of the definition of "Good Reason," in Section 3.B.v of the employment agreement with the following: (c) makes changes that substantially diminish his duties or responsibilities from that of the Company's CEO; or (d) makes changes to his reporting relationship that result in him not reporting to the Chairman.

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Stephen J. Hemsley — Executive Chairman

  •
  Approved a reduction in annual base salary to $1,000,000 effective September 1, 2017.

  •
  Affirmed that Mr. Hemsley would not participate in the annual cash incentive plan in 2018.

Larry C. Renfro — Vice Chairman

In light of the broader responsibilities, Mr. Renfro will continue to pursue, including his expanding role as Vice Chairman of the Company and his focus on enterprise growth, innovation, venture activities and other efforts, the Compensation Committee made the following changes:

  •
  Approved an annual cash incentive target opportunity of 200% of base salary.

  •
  Awarded 7,934 stock options, 1,286 restricted stock units and 2,571 performance shares. The stock options and restricted stock units vest ratably over a four-year period and the performance shares have the same three-year cliff vesting schedule and performance criteria as the performance shares granted in February 2017.

  •
  Entered into an amendment to his employment agreement, effective August 15, 2017 that replaces subsections (c) and (d) of the definition of "Good Reason," in Section 3.B.v of the employment agreement with the following:

  –
  (c) makes changes so that Mr. Renfro no longer holds the position of Vice Chairman of the Company or another position with equivalent or greater responsibilities; or (d) makes changes to his reporting relationship that result in him not reporting to the CEO of the Company.

The changes referred to above are also reflected in the description of various elements of compensation that follow.

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year. In February, the Compensation Committee approved an increase in the base salary for Mr. Rex to $850,000, which was effective February 19, 2017. This increase reflected Mr. Rex's strong performance and to align his salary to market data. Mr. Nelson's base salary was increased to $900,000 effective April 2, 2017 in connection with increases in responsibilities when he assumed the role of CEO, UnitedHealthcare. In connection with the CEO succession on September 1, 2017, Mr. Hemsley's base salary was decreased to $1,000,000 and

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Mr. Wichmann's base salary was increased to $1,300,000. There were no other changes to the base salaries of the other named executive officers:

Name	2017 Base Salary ($)	2016 Base Salary ($)	Increase From 2017 to 2016 (%)
Stephen J. Hemsley	1,000,000	1,300,000	(23)%

David S. Wichmann	1,300,000	1,100,000	18%

John F. Rex	850,000	800,000	6%

Larry C. Renfro	1,100,000	1,100,000	0%

Steven H. Nelson	900,000	700,000	29%

Marianne D. Short	800,000	800,000	0%

Annual Cash Incentive Awards

2017 Annual Incentive Plan Performance Goals

Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals for that year as determined by the Compensation Committee. In establishing the performance measures for the 2017 annual cash incentive awards, the Compensation Committee sought to align broadly the compensation of our executive officers with key elements of the Company's 2017 business plan. Development of the Company's 2017 business plan was a robust process that involved input from all of the Company's business units and was reviewed with the Company's Board of Directors in the fourth quarter of 2016 and the first quarter of 2017. These performance measures are based on enterprise-wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as key members of the Company's leadership team.

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The following table sets forth the performance measures and goals established for 2017, as well as actual 2017 performance results:

2017 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2017 Performance
Revenue*	1/3	$189.1 billion	$199.0 billion	$209.0 billion	$201.2 billion

Operating Income*	1/3	$12.61 billion	$14.835 billion	$17.06 billion	$15.2 billion
Cash Flows from Operations*		$10.3 billion	$12.1 billion	$13.9 billion	$13.6 billion

Stewardship: • Net Promoter Score • Employee Engagement • Employee Teamwork	1/3	1 point below 2016 results for NPS; at 2016 results for employee engagement and teamwork;	4 points above 2016 results for NPS; 1 point above 2016 results for employee engagement and teamwork	7 points above 2016 results for NPS; 2 points above 2016 results for employee engagement and teamwork	Between target and maximum for NPS; at target for employee engagement; and at threshold for teamwork

*
The Company's annual incentive plan allows for adjustments to the Company's reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives' line of sight/ability to affect payouts, align award payments with growth of the Company's business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company's preference for long-term and sustainable growth. No adjustments have been made to the Company's reported results for 2017.

Context for the 2017 Annual Cash Incentive Plan Performance Goals

The 2017 financial performance measures at target level represented year-over-year growth in revenues of $14.2 billion, or 7.7%; year-over-year growth in operating income of $1.9 billion, or 14.7%; and year-over-year increase in operating cash flows of $2.3 billion. These targets included expected financial results from the acquisition of Surgical Care Affiliates, Inc. in March 2017, the impact of the one year moratorium of the Health Insurance Industry Tax, and the view that there would be a continued challenging business environment in 2017.

The 2017 non-financial performance measures were based on survey data results and, at target levels, represented increases over 2016 performance in all categories. These measures were viewed to be important to longer-term financial success, customer satisfaction, and employee welfare that might not be immediately reflected in annual financial results. The Compensation Committee was of the view that the breadth of financial and non-financial performance measures for the 2017 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis and avoid excessive risks.

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At the beginning of 2017, the Compensation Committee believed that achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2017 business plan. These initiatives included the following:

  •
  Grow enrollment in UnitedHealthcare medical benefit plans by approximately 1.4 million people (excluding planned Individual ACA market exits);

  •
  Continue to enhance the quality and operations of our government benefit businesses to compensate for continued expected funding pressures;

  •
  Continue to innovate in commercial benefit products, service and distribution;

  •
  Deliver more effective and comprehensive clinical management, and continue expanding the proportion of our spending under value-based contracts with our network;

  •
  Enhance customer service and increase the Company's net promoter score across all business platforms;

  •
  Execute on Optum's growth and alignment initiatives, with major focus areas including care delivery, technology-enabled services and pharmacy care services; and

  •
  Further improve our consolidated operating cost ratio after considering the impact of changes in business mix.

With respect to these initiatives, the Company significantly exceeded its enrollment targets, adding 1.8 million new members (excluding planned individual ACA market exits), and improved net promoter scores in many, but not all, of its 35 businesses. UnitedHealthcare demonstrated sustained excellence in its Medicare plans by materially increasing the percentage of members in 4+ Medicare Star rated plans through operational improvements that elevated local plan quality. Optum was slightly below its revenue growth target, but achieved double digit percentage revenue growth at its OptumHealth and OptumInsight businesses, and continued strong growth at OptumRx. Optum also exceeded earnings growth projections and met or exceeded targeted market expansion and consumers served growth targets. In addition, the amount of medical spend covered under value-based arrangements increased to nearly $65 billion, the consolidated operating cost ratio decreased to 14.7% and the Company achieved or made substantial progress on all of the other initiatives listed above.

Revenues and operating income for 2017 were above target levels. Cash flows from operations for 2017 were significantly above target due to improved working capital driven by the Company's strong growth.

Non-financial performance measures were at or above target levels except for teamwork which, although at threshold performance levels, still represents strong performance. The Company's current teamwork score is within the top quartile of performers as measured by the external vendor who calculates this measure. Adjusted earnings per share increased 25% in 2017, and the Company's total shareholder return was 40%, reflecting continued successful performance in an uncertain environment.

While the Company uses defined performance measures and weightings to determine an overall funding level for the Company's bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid, the Compensation Committee considers the CEO's recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors disproportionately impacting business performance, individual executive performance, market positioning, teamwork and related matters. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.

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Determination of 2017 Annual Cash Incentive Award Opportunities

At the beginning of each year, the Compensation Committee approves an "annual cash incentive target opportunity" for each executive officer as a percentage of the executive officer's base salary.

The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation Committee reviews the Company's performance against the goals set at the beginning of the year and determines annual cash incentive awards. The Compensation Committee has the discretion to increase or decrease the awards made in view of actual performance, individual contributions and overall business and market conditions.

The Compensation Committee evaluated the Company's 2017 performance against the performance goals, overall business results, economic conditions and individual performance objectives, and exercised its discretion to adjust the 2017 annual cash incentive awards such that they represented between 163% and 192% of the targets set for named executive officers. In exercising this discretion, the Compensation Committee considered the dollar amounts of the awards as opposed to the percentage of target paid. The target percentages for annual cash incentive awards to our named executive officers and the actual 2017 annual cash incentive awards paid are set forth in the table below. An explanation of how the individual amounts were determined follows the table.

2017 Annual Cash Incentive Awards

Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	200%	2,600,000	5,000,000	192%

David S. Wichmann	200%	2,600,000	4,250,000	163%

John F. Rex	125%	1,062,500	2,000,000	188%

Larry C. Renfro	200%	2,200,000	4,000,000	182%

Steven H. Nelson	150%	1,350,000	2,500,000	185%

Marianne D. Short	100%	800,000	1,500,000	188%

In determining the 2017 annual cash incentive award amounts, the Compensation Committee took into account the Company's performance against the 2017 annual performance goals set forth in the table above, business results described under "Context for the 2017 Annual Cash Incentive Plan Performance Goals," including each executive officer's role in achieving those results and a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

  •
  For Mr. Hemsley, the Compensation Committee coordinates a formal performance evaluation by all non-management directors. The 2017 performance evaluation focused on the following areas: strategic focus; vision and values; corporate performance; Board relations; leadership and organization effectiveness; corporate reputation and government relations; and overall performance. The Compensation Committee concluded that Mr. Hemsley's performance was outstanding in each category.

  •
  Mr. Wichmann's individual performance considerations included his strong leadership as President of UnitedHealth Group until September 1, 2017 and as CEO since that date; this included leadership in

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    developing new business platforms addressing multibillion dollar growth opportunities; developing and implementing more modern and engaging approaches to serving care providers and consumers through intuitive technologies; enterprise wide technological advancement and simplification initiatives; and expanded development of global businesses and operations.

  •
  Mr. Nelson's individual performance considerations included his strong performance following assumption of the duties of CEO of UnitedHealthcare, including the business results described above, and additional enterprise responsibilities as part of the Office of the Chief Executive.

  •
  Mr. Rex's individual performance considerations included strong performance as Chief Financial Officer and additional enterprise responsibilities as part of the Office of the Chief Executive; oversight of all finance, audit and financial compliance functions across the enterprise and responsibility for treasury, long-term capital allocation and financial planning, mergers and acquisitions and venture and private equity investment activity.

  •
  Mr. Renfro's individual performance considerations included strong leadership as Vice Chairman of UnitedHealth Group in addition to his responsibilities as CEO of Optum; significant progress towards the multi-year "One Optum" strategic direction, related development of business partnerships and continued growth, including the launch of Optum Ventures; related organizational and operational simplification initiatives; recruitment of high level senior talent from nontraditional sources to strengthen and diversify the Optum leadership team; and successful acquisition and integration activities focused on the care delivery business.

  •
  Ms. Short's individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; additional enterprise responsibilities as part of the Office of the Chief Executive; leadership of the legal department; oversight of enterprise wide compliance and privacy matters; participation in cost management initiatives; and distinctive leadership and judgment in ongoing litigation and business matters.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2017 Summary Compensation Table and other related compensation tables below for details regarding 2017 total compensation for the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation, consisting of the long-term cash incentive program and equity awards in 2017, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the advancement of business unit capabilities across the enterprise. Going forward, beginning with the 2017-2019 performance period, all long-term incentives will be delivered in the form of equity, as the Committee eliminated future long-term cash awards.

The Compensation Committee determined that equity-based compensation for 2017 should include grants of performance shares, RSUs and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. The mix of equity-based compensation granted in February 2017 was as follows, based on the grant date fair value of the total award: 50% performance shares, 25% RSUs and 25% non-qualified stock options. Performance share grants were selected to ensure a strong pay-for-performance alignment of the Company's compensation program with drivers of

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shareholder value. The Compensation Committee's decision to grant performance shares was informed, in part, by past discussions held between the Company and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if the Company's stock price increases and, as such, provide incentives for sustained long-term stock appreciation.

Long-Term Awards

2015-2017 Long-Term Cash Incentive and Performance Share Goals and Context

The long-term cash incentive award and performance share programs create financial incentives for achieving or exceeding three-year financial goals for the enterprise. The earned long-term cash incentive award and performance shares for the 2015-2017 performance period were based on achieving the following performance results versus the pre-set goals:

2015-2017 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2015-2017 Performance
Cumulative Earnings Per Share	50%	$20.12	$21.30	$22.94	$22.21

Return on Equity	50%	17.60%	19.60%	21.60%	19.10%

The performance measures and goals for the 2015-2017 performance period were established during the first quarter of 2015 based on the Company's long-term business plan. The first year of the long-term business plan was based on the Company's 2015 business plan. Subsequent years were based on assumptions and growth initiatives developed in conjunction with the Company's business units and reviewed by the Board of Directors.

Other key assumptions and elements of the long-term business plan were:

  •
  Modest US economic growth with a gradual increase in interest rates, and a more rapidly growing economy in Brazil, with a stable Brazilian Real — U.S. Dollar exchange rate;

  •
  Medicaid, Medicare Advantage, Medicare Supplement, Part D and international enrollment growth over the three-year period;

  •
  Commercial risk-based growth in all years from expansion into exchanges and growth in existing markets, leveraging enhanced products, services and distribution. Commercial fee-based enrollment declines in 2015, followed by modest expansion thereafter;

  •
  Continued funding pressure in government businesses;

  •
  An expectation that medical cost trends would be consistent with historical levels and that there would not be net favorable or unfavorable development in previously reported medical cost payable estimates;

  •
  Delivery of more effective and comprehensive clinical management;

  •
  Continued enhancement of the quality and operations of our government businesses to compensate for continued expected funding pressures;

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  •
  Continued growth and alignment of the Optum businesses, including growth in technology-enabled services and specialty networks products and services, driving distinctive revenue, margin and earnings performance;

  •
  Development and expansion of the Optum Local Care Delivery platform and capabilities;

  •
  Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

  •
  Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

To achieve maximum performance for both the long-term cash incentive plan and the performance share plan, the Company would have to achieve cumulative three-year earnings per share ("EPS") performance of $22.94 and an average return on equity ("ROE") of 21.6%. These maximum performance levels corresponded to a compound annual growth rate in EPS of 16.2% over the three-year period. For long-term compensation purposes (see adjustments described below), the Company generated cumulative EPS of $22.21 which was between target and maximum performance levels, and accompanying ROE of 19.1%, which was between the threshold and target levels. This represented a compound annual EPS growth rate of 15.6% over the three-year performance period.

Factors that positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2015 included:

  •
  Continued relatively favorable medical cost trend experience over the three-year period;

  •
  Significant unexpected losses in individual health insurance exchange products in 2015 and 2016;

  •
  Significant losses from a new state Medicaid managed care contract;

  •
  Acquisitions of Catamaran in mid-2015, and Surgical Care Affiliates, Inc. in 2017;

  •
  Challenging Brazilian economy and significant devaluation of the Brazilian Real against the U.S. Dollar; and

  •
  Greater than anticipated downward rate pressure in Medicare Advantage payment rates received from the federal government.

Similar to the annual incentive plan, the Company's long-term incentive plan allows for adjustments to the Company's reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Four adjustments were made in determining 2015-2017 performance:

  •
  Excluded from 2016 results was the recognition of the $350 million negative impact ($0.23 per share) for our estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty. Penn Treaty is completely unaffiliated with, was never owned by, and does not share any executive officers or directors with, UnitedHealth Group. Under state guaranty association laws, we and other insurance companies were required to cover a portion of the Penn Treaty's obligations to policyholders when it became insolvent. This charge will be funded over several years;

  •
  Excluded from 2016 and 2017 results was the income tax benefit ($0.46 per share) from adoption of ASU 2016-09, which modifies several aspects of the accounting for share-based payment awards, including income tax consequences;

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  •
  Excluded from 2016 and 2017 results was the estimated impact (approximately $0.30 per share) of federally mandated one year moratorium in 2017 for the collection of the health insurance industry tax. This moratorium was a provision included in the 2016 federal government budget; and

  •
  Excluded from 2017 results was the income tax benefit ($1.22 per share) as a result of the Tax Cuts and Jobs Act enacted on December 22, 2017, which required the revaluation of the Company's net deferred tax liabilities.

It was not possible to predict the occurrence, or impact to the Company, of any of these four adjustments when the goals for the 2015-2017 long-term plans were set. Since all of these events were outside of the control of management, but would in aggregate have resulted in a net benefit to management, the Committee excluded them from final results.

2015-2017 Long-Term Cash Incentive Awards

At the beginning of each three-year performance period, the Compensation Committee approves a "long-term cash incentive target opportunity" for each executive officer as a percentage of the executive officer's average base salary over the performance period. At the end of a performance period, the Compensation Committee reviews the Company's achievement of the performance goals set at the beginning of the performance period and determines long-term cash incentive awards based on such performance. In determining these awards, the Compensation Committee can use discretion to increase or decrease the actual awards in view of actual performance, individual contributions and overall business and market conditions.

For the 2015-2017 performance period, the target opportunity for each executive officer was 50% of average base salary, and the maximum cash incentive award that an executive officer could earn was set by the Compensation Committee to be equal to two times the applicable long-term cash incentive target opportunity. In choosing this target opportunity, the Compensation Committee believed it was important to provide the same relative target opportunity to all of the named executive officers to increase collaboration, teamwork and accountability across the enterprise and to recognize the skills and versatility of each executive officer.

The target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid for the 2015-2017 performance period are set forth in the table below:

Long-Term Cash Incentive Award

Name	Target Percentage (% of 3-Year Average Base Salary)	Threshold Award Value ($)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	50%	2,724	642,756	1,285,512	745,600	116%

David S. Wichmann	50%	2,410	568,718	1,137,436	659,800	116%

Larry C. Renfro	50%	2,366	558,333	1,116,666	647,700	116%

Marianne D. Short	50%	1,718	405,449	810,898	470,400	116%

The primary factors considered by the Compensation Committee in the determination of the long-term cash incentive award amounts were achievement of the 2015-2017 EPS and ROE goals between target and maximum

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performance levels. Because the Long-Term Cash Incentive Award program is being phased out, with no new participants added after 2016, Mr. Rex and Mr. Nelson did not participate in the program.

2015-2017 Performance Share Awards

The use of performance shares as a component of the overall equity awards granted was based upon the Compensation Committee's desire to encourage superior performance and build executive ownership; consideration of competitive market data; the value of utilizing a balanced system to facilitate prudent decision-making and mitigate risk; and conversations with shareholders about the desirability of this type of equity award as a central component of a pay-for-performance program. The actual shares that were earned for the 2015-2017 performance period were above target due to the Company's strong ROE and earnings growth performance and are set forth in the table below as well as reflected in the 2017 Option Exercises and Stock Vested table:

Long-Term Performance Shares

Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
Stephen J. Hemsley	182	42,902	85,804	49,767	116%

David S. Wichmann	128	30,284	60,568	35,130	116%

John F. Rex	45	10,554	21,108	12,243	116%

Larry C. Renfro	128	30,284	60,568	35,130	116%

Steven H. Nelson	60	14,225	28,450	16,501	116%

Marianne D. Short	60	14,225	28,450	16,501	116%

Equity Awards

Equity Award Practices

The Compensation Committee's equity award policy requires that all grants of equity be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

The Company does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.

The aggregate number of shares subject to equity awards made in 2017 for all employees was approximately 1% of the Company's shares outstanding at the end of 2017.

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Equity Awards — 2017

In February 2017, the Compensation Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:

Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
Stephen J. Hemsley	34,621	17,311	96,706

David S. Wichmann	22,816	11,408	63,730

John F. Rex	15,595	7,798	43,561

Larry C. Renfro	22,816	11,408	63,730

Steven H. Nelson	13,100	6,550	36,592

Marianne D. Short	11,291	5,646	31,539

The grant date fair values and terms of these equity awards are discussed in the 2017 Grants of Plan-Based Awards table.

Other Compensation

Supplemental Retirement Benefits

In 2006, the accrued value of the benefit payable under Mr. Hemsley's individual supplemental executive retirement plan agreement (the "SERP") was frozen based on his then-current age and average base salary and converted into a lump sum cash benefit of $10,703,229. On June 7, 2016, the Company amended Mr. Hemsley's SERP to convert the $10,703,229 cash benefit into deferred stock units ("DSUs") to further align Mr. Hemsley's interests with those of shareholders, allow Mr. Hemsley to earn a return on the SERP balance that will be tied to the Company's stock price performance, and provide the opportunity for Mr. Hemsley to receive deferred dividend equivalents on the SERP balance. Pursuant to the amended SERP, the number of DSUs issued was based on the amount of the cash benefit divided by the average closing price of the Company's common stock over the preceding five trading days from the date of conversion of the cash balance. Mr. Hemsley is eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to the Company's shareholders. During 2017, Mr. Hemsley received dividend equivalents in the form of an additional 1,205 DSUs that were added to the SERP balance. Upon termination of Mr. Hemsley's employment for any reason, the DSUs held in the SERP will be converted into shares of common stock and will be paid six months and one day after his termination.

Benefits

In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary, and all of our named executive officers, other than Mr. Hemsley, receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2017 Non-Qualified Deferred Compensation table

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for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

Perquisites

We do not provide perquisites such as excise tax gross-ups, company automobiles, security services, private jet services, financial planning services or club memberships to our executive officers. We prohibit personal use of corporate aircraft by any executive officer unless the Company is reimbursed for the full incremental cost to the Company of such use. Because there is essentially no incremental cost to the Company, we permit an executive officer's family member to accompany the executive officer on a business flight on Company aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

The Company has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in "Executive Employment Agreements."

Other Compensation Practices

Executive Stock Ownership Guidelines and Stock Retention Policy

The Compensation Committee believes that executive stock ownership aligns management's interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of the Company's common stock within five years of the executive officer's election or appointment as an executive officer:

  •
  for the Executive Chairman, eight times base salary;

  •
  for the CEO, eight times base salary;

  •
  for executive officers who are direct reports of the CEO, three times base salary; and

  •
  for other executive officers who are not direct reports of the CEO, two times base salary.

Stock options and stock appreciation rights ("SARs") do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with the ownership requirements. As of April 10, 2018, all of our named executive officers were in compliance with the ownership requirements, including Mr. Wichmann, who owned shares with a value equal to 140 times his base salary.

The Board has established a stock retention policy for executive officers that are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes our named executive officers. Under this policy, Section 16 officers are generally required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.

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Transactions in Company Securities; Prohibition on Hedging and Short Sales

In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of our common stock by all employees and directors. Our insider trading policy prohibits hedging transactions by all directors, executive officers and employees and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. In 2017, no executive officer or director sought or received advance approval from the Compensation Committee regarding pledging transactions, and no executive officer had any pledges outstanding.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

If the Board of Directors determines that an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment and (ii) initiating legal action against the executive officer. In addition, with respect to our senior executives, including our named executive officers, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company's financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion and are overseen by an independent Compensation Committee. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

  •
  Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

  •
  Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

  •
  We have stock ownership guidelines for our executive officers;

  •
  We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

  •
  We have a clawback policy that entitles the Board of Directors to seek reimbursement from any executive involved in fraud or misconduct causing a restatement of financials, or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. The executive would be required to reimburse the Company the entire amount of a bonus paid, not just the amount that would not have been earned had the executive received a lower award based on the restated earnings.

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In addition, our Compensation Committee retains discretion to adjust compensation for quality of performance, adherence to Company values and other factors.

As discussed in "Enterprise-Wide Incentive Compensation Risk Assessment," a compensation risk assessment is performed annually and the results are reviewed with the Compensation Committee.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m)(6) addresses the tax deductibility of compensation paid by health insurance providers, including the Company. Section 162(m)(6) provides an annual tax deduction limit of $500,000 per person per year for compensation that we pay to any of our employees, directors, officers and any other individuals who provide services to or on behalf of the Company. Any outstanding stock options and SARs that were granted prior to 2010 are not subject to the tax deduction limitation. While the Committee considers the impact of Section 162(m)(6), it believes that shareholder interests are best served by not restricting the Committee's discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result. The Committee also considers the accounting consequences of its compensation decisions.

Peer Group and Managed Care Companies

Peer Group		Managed Care Companies
3M Company	Gilead Sciences Inc.	Aetna Inc.
Abbott Laboratories	HCA Healthcare	Anthem Inc.
AbbVie Inc.	Hewlett-Packard Company	CIGNA Corp.
Accenture, plc	Humana Inc.	Humana Inc.
Aetna Inc.	International Business Machines Corp.
American Express Company	Johnson & Johnson
American International Group, Inc.	JPMorgan Chase & Co.
Ameriprise Financial, Inc.	MasterCard Incorporated
AmerisourceBergen Corporation	McKesson Corporation
Amgen Inc.	Medtronic plc
Anthem Inc.	Merck & Co. Inc.
Bank of America Corporation	MetLife, Inc.
Berkshire Hathaway Inc.	Microsoft Corporation
Best Buy Co., Inc.	Morgan Stanley
Biogen Inc.	Oracle Corporation
Bristol-Myers Squibb Company	Pfizer Inc.
Cardinal Health, Inc.	Procter & Gamble Co.
Cargill, Incorporated	Prudential Financial, Inc.
CIGNA Corp.	Target Corp.
Cisco Systems, Inc.	The Allstate Corporation
Citigroup, Inc.	The Goldman Sachs Group, Inc.
CVS Health Corporation	The Travelers Companies, Inc.
Eli Lilly and Company	U.S. Bancorp
Express Scripts Holding Company	United Parcel Service, Inc.
FedEx Corporation	Visa, Inc.
General Electric Company	Walgreens Boots Alliance, Inc.
General Mills, Inc.	Wells Fargo & Company

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2017. This report was provided by the following independent directors who comprise the Compensation Committee:

Rodger A. Lawson (Chair)
William C. Ballard, Jr.
Gail R. Wilensky, Ph.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Ballard, Lawson, Witty and Dr. Wilensky served on the Compensation Committee. Mr. Witty stepped down from the Board on March 13, 2018. None of these persons had ever been an officer or employee of the Company or any of its subsidiaries. Furthermore, during 2017, none of these persons served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our Compensation Committee or Board.

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2017 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2017, 2016 and 2015 relating to compensation paid or granted to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Stephen J. Hemsley	2017	1,206,538	—	8,325,219	2,775,462	5,745,600	230,853	170,481	18,454,153
Executive Chairman(1)	2016	1,300,000	—	7,012,640	2,337,015	4,908,500	148,398	137,358	15,843,911
	2015	1,350,000	—	7,012,546	2,337,939	3,672,000	—	145,679	14,518,164

David S. Wichmann	2017	1,162,308	—	8,325,566	2,775,328	4,909,800	—	216,974	17,389,976
CEO	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—	142,216	12,316,446
	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—	144,724	11,581,817

John F. Rex	2017	842,308	—	3,750,131	1,250,201	2,000,000	—	88,205	7,930,845
Executive Vice President and CFO	2016	721,923	—	3,125,283	1,875,049	1,400,000	—	62,968	7,185,223

Larry C. Renfro	2017	1,100,000	—	6,236,636	2,079,051	4,647,700	—	173,490	14,236,877
Vice Chairman and CEO, Optum(8)	2016	1,100,000	—	4,950,066	1,649,664	4,474,500	—	150,765	12,324,995
	2015	1,150,000	—	4,950,071	1,650,322	3,686,700	—	152,265	11,589,358

Steven H. Nelson	2017	857,692	—	3,150,092	1,050,190	2,500,000	—	22,470	7,580,444
Executive Vice President and CEO, UnitedHealthcare

Marianne D. Short	2017	800,000	—	2,715,170	905,169	1,970,400	—	104,130	6,494,869
Executive Vice President	2016	800,000	—	2,325,023	774,849	1,798,100	—	100,155	5,798,127
and Chief Legal Officer	2015	832,693	—	2,325,202	775,156	1,662,600	—	86,496	5,682,147

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please see "Executive Employment Agreements" below for a description of the material terms of each named executive officer's employment agreement.

(1)
Mr. Hemsley served as Chief Executive Officer through August 31, 2017, at which time Mr. Wichmann succeeded Mr. Hemsley as Chief Executive Officer. Mr. Hemsley has served as Executive Chairman since September 1, 2017.

(2)
Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2017, 2016 and 2015. Amounts reported for 2017 include the following amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Amount Deferred
Stephen J. Hemsley	$72,392
David S. Wichmann	$69,738
John F. Rex	$50,538
Larry C. Renfro	$66,000
Steven H. Nelson	—
Marianne D. Short	$48,000

Amounts reported for 2015 reflect one additional pay period.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(3)
The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2017, 2016 and 2015 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2017 and the grant date fair value of performance shares granted in 2017 if target performance and maximum performance is achieved are as follows:

		Performance Shares
	Restricted Stock Units
Name		Target	Maximum
Stephen J. Hemsley	$2,775,126	$5,550,093	$11,100,186
David S. Wichmann	$2,775,253	$5,550,313	$11,100,626
John F. Rex	$1,250,097	$2,500,034	$5,000,068
Larry C. Renfro	$2,078,943	$4,157,693	$8,315,386
Steven H. Nelson	$1,050,031	$2,100,061	$4,200,122
Marianne D. Short	$905,110	$1,810,060	$3,620,120

See the 2017 Grants of Plan-Based Awards table for more information on stock awards granted in 2017.

(4)
The actual value to be realized by a named executive officer depends upon the performance of the Company's stock and the length of time the award is held. No value will be realized with respect to any award if the Company's stock price does not increase following the award's grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2017 reflect the aggregate grant date fair value of stock options granted in 2017 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. These same assumptions have been used in computing aggregate grant date fair values since fiscal year 2009.

(5)
Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2017 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award	Amount of Annual Cash Incentive Award Deferred
Stephen J. Hemsley	$5,000,000	$300,000
David S. Wichmann	$4,250,000	$255,000
John F. Rex	$2,000,000	$120,000
Larry C. Renfro	$4,000,000	$240,000
Steven H. Nelson	$2,500,000	—
Marianne D. Short	$1,500,000	$90,000

The long-term cash incentive awards for the 2015-2017 incentive period under our 2008 Executive Incentive Plan, including amounts deferred by the named executive officers, were the following:

Name	Period	Total Amount of Long-Term Cash Incentive Award	Amount of Long-Term Cash Incentive Award Deferred
Stephen J. Hemsley	2015-2017	$745,600	—
David S. Wichmann	2015-2017	$659,800	$39,588
John F. Rex	2015-2017	—	—
Larry C. Renfro	2015-2017	$647,700	—
Steven H. Nelson	2015-2017	—	—
Marianne D. Short	2015-2017	$470,400	—

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

(6)
Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

As described in the Compensation Discussion and Analysis section of the 2017 proxy statement, on June 7, 2016, the Company amended Mr. Hemsley's SERP to convert the cash benefit into DSUs. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to the Company's shareholders. The amounts reported in the table reflect the value of dividend equivalents granted.

(7)
All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Insurance Premiums	Hart-Scott- Rodino Filing Fee
Stephen J. Hemsley	2017	$12,150	$156,196	—	—
David S. Wichmann	2017	$12,150	$147,369	$12,455	$45,000
John F. Rex	2017	$8,481	$67,269	$12,455	—
Larry C. Renfro	2017	$12,150	$145,500	$15,840	—
Steven H. Nelson	2017	$12,150	—	$10,320	—
Marianne D. Short	2017	$12,150	$61,500	$30,480	—

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2017 if the aggregate amount of such compensation to each of such named executive officers was less than $10,000. The Company provides each of Messrs. Wichmann, Rex, Renfro and Nelson and Ms. Short a $2 million face value term life insurance policy. The value of Company stock owned by Mr. Wichmann exceeded limits set forth in the Hart-Scott-Rodino (HSR) regulations and he was required to make an HSR filing in 2017 in order to maintain and increase his stock ownership levels in the Company. Due to Mr. Wichmann's position as CEO and a director of the Company, he is not able to rely on the passive investor exemption contained in the HSR regulations. The Compensation Committee approved the payment of the $45,000 HSR filing fee on Mr. Wichmann's behalf. This amount was imputed as income to Mr. Wichmann, and Mr. Wichmann did not receive any tax gross-up on this amount.

(8)
Mr. Renfro will step down as CEO of Optum effective July 1, 2018 to lead enterprise-wide growth efforts and Optum's next-generation investment initiatives through an expanded Optum Ventures.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

2017 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2017 to our named executive officers for fiscal year 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Grant Price of Option	Grant Date Fair Value of Stock or Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(1)
Stephen J. Hemsley
Annual Cash Incentive Award(2)	—	2,340,000	2,600,000	5,200,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	104	34,621	69,242	—	—	—	5,550,093
RSU Award(4)	2/8/2017	—	—	—	—	—	—	17,311	—	—	2,775,126
Stock Option Award(3)	2/8/2017	—	—	—	—	—	—	—	96,706	160.31	2,775,462

David S. Wichmann
Annual Cash Incentive Award(2)	—	2,340,000	2,600,000	5,200,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	69	22,816	45,632	—	—	—	3,657,633
Performance Share Award(3)(4)(5)	8/15/2017	—	—	—	29	9,731	19,462	—	—	—	1,892,680
RSU Award(4)	2/8/2017	—	—	—	—	—	—	11,408	—	—	1,828,816
RSU Award(4)(5)	8/15/2017	—	—	—	—	—	—	4,866	—	—	946,437
Stock Option Award(4)	2/8/2017	—	—	—	—	—	—	—	63,730	160.31	1,829,051
Stock Option Award(4)(5)	8/15/2017	—	—	—	—	—	—	—	30,031	194.50	946,277

John F. Rex
Annual Cash Incentive Award(2)	—	956,250	1,062,500	2,125,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	47	15,595	31,190	—	—	—	2,500,034
RSU Award(4)	2/8/2017	—	—	—	—	—	—	7,798	—	—	1,250,097
Stock Option Award(4)	2/8/2017	—	—	—	—	—	—	—	43,561	160.31	1,250,201

Larry C. Renfro
Annual Cash Incentive Award(2)	—	1,980,000	2,200,000	4,400,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	69	22,816	45,632	—	—	—	3,657,633
Performance Share Award(3)(4)(5)	8/15/2017	—	—	—	8	2,571	5,142	—	—	—	500,060
RSU Award(4)	2/8/2017	—	—	—	—	—	—	11,408	—	—	1,828,816
RSU Award(4)(5)	8/15/2017	—	—	—	—	—	—	1,286	—	—	250,127
Stock Option Award(4)	2/8/2017	—	—	—	—	—	—	—	63,730	160.31	1,829,051
Stock Option Award(4)(5)	8/15/2017	—	—	—	—	—	—	—	7,934	194.50	250,000

Steven H. Nelson
Annual Cash Incentive Award(2)	—	1,215,000	1,350,000	2,700,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	39	13,100	26,200	—	—	—	2,100,061
RSU Award(4)	2/8/2017	—	—	—	—	—	—	6,550	—	—	1,050,031
Stock Option Award(3)	2/8/2017	—	—	—	—	—	—	—	36,592	160.31	1,050,190

Marianne D. Short
Annual Cash Incentive Award(2)	—	720,000	800,000	1,600,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/8/2017	—	—	—	34	11,291	22,582	—	—	—	1,810,060
RSU Award(3)	2/8/2017	—	—	—	—	—	—	5,646	—	—	905,110
Stock Option Award(3)	2/8/2017	—	—	—	—	—	—	—	31,539	160.31	905,169

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.

(1)
The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company's stock and the length of time the award is held. No value will be realized with respect to any stock option award if the Company's stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The grant date fair value of each RSU award and targeted grant date value of each performance share award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(2)
Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2017. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of the Company's net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer's target amount. In order for any amount to be paid, the Company must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) net promoter score, (v) employee engagement and (vi) employee teamwork. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2017 awards are reported in the 2017 Summary Compensation Table.

(3)
Amounts represent grants under the 2011 Stock Incentive Plan with the terms set forth below. In addition, the RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)

•

Unvested performance share awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting). The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

•

If the executive officer is retirement-eligible, upon retirement, the number of performance shares that are earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period.

•

Upon death, disability or termination of employment for Good Reason or other than for Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus, if applicable, the number of months for any severance period.

RSU Award (4-year ratable vesting*)	• Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.
and	• Unvested award will vest in full upon death or disability.
Stock Option Award (4-year ratable vesting)

•

Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting), as these terms are defined in the award agreement.

  *
  Except as provided in footnote 4 to the Outstanding Equity Awards at 2017 Fiscal Year-End table with respect to Messrs. Hemsley, Wichmann, Renfro and Nelson.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(4)
Amounts represent the estimated future number of performance shares that may be earned under our 2011 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares that the executive officer will receive will be determined at the conclusion of the 2017-2019 performance period and will be dependent upon the Company's achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The Compensation Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.

(5)
Amounts represent grants made to Mr. Wichmann in connection with his appointment as Chief Executive Officer and to Mr. Renfro in recognition of additional duties undertaken in his current position.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of fiscal year 2017 by our named executive officers.

	Option/SAR Awards						Stock Awards

Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date(1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(2)
Stephen J. Hemsley	2/8/2017	—	96,706	(3)	160.31	2/8/2027	2/8/2017	16,775	(4)	3,698,217	—		—
	2/9/2016	29,567	88,703	(3)	111.16	2/9/2026	2/8/2017	—		—	34,621	(5)	7,632,546
	2/10/2015	51,839	51,839	(3)	108.97	2/10/2025	2/9/2016	16,282	(4)	3,589,530	—		—
	2/12/2014	62,938	20,980	(3)	70.24	2/12/2024	2/9/2016	—		—	42,057	(5)	9,271,886
	2/6/2013	99,312	—		57.38	2/6/2023	2/10/2015	11,247	(4)	2,479,513	—		—
	2/9/2010	114,036	—		33.00	2/9/2020	2/12/2014	7,113	(4)	1,568,132	—		—
	2/23/2009	169,683	—		29.74	2/23/2019	—	—		—	—		—

David S. Wichmann	8/15/2017	—	30,031	(3)	194.50	8/15/2027	8/15/2017	4,679	(4)	1,031,532	—		—
	2/8/2017	—	63,730	(3)	160.31	2/8/2027	8/15/2017	—		—	9,731	(5)	2,145,296
	2/9/2016	20,871	62,614	(3)	111.16	2/9/2026	2/8/2017	11,055	(4)	2,437,185	—		—
	2/10/2015	36,592	36,593	(3)	108.97	2/10/2025	2/8/2017	—		—	22,816	(5)	5,030,015
	2/12/2014	37,763	12,588	(3)	70.24	2/12/2024	2/9/2016	10,971	(4)	2,418,667	—		—
	2/6/2013	59,587	—		57.38	2/6/2023	2/9/2016	—		—	29,687	(5)	6,544,796
	2/9/2010	76,024	—		33.00	2/9/2020	2/10/2015	7,579	(4)	1,670,866	—		—
	2/23/2009	113,122	—		29.74	2/23/2019	2/12/2014	4,075	(4)	898,375	—		—

John F. Rex	2/8/2017	—	43,561	(3)	160.31	2/8/2027	2/8/2017	7,916	(4)	1,745,161	—		—
	6/7/2016	14,104	42,312	(3)	136.94	6/7/2026	2/8/2017	—		—	15,595	(5)	3,438,074
	2/9/2016	7,905	23,718	(3)	111.16	2/9/2026	6/7/2016	7,041	(4)	1,552,259	—		—
	2/10/2015	12,752	12,752	(3)	108.97	2/10/2025	2/9/2016	4,354	(4)	959,883	—		—
	2/12/2014	33,567	11,190	(3)	70.24	2/12/2024	2/9/2016	—		—	11,246	(5)	2,479,293
	2/6/2013	52,972	—		57.38	2/6/2023	2/10/2015	2,767	(4)	610,013	—		—
	6/5/2012	80,000	—		56.04	6/5/2022	2/12/2014	3,794	(4)	836,425	—		—

Larry C. Renfro	8/15/2017	—	7,934	(3)	194.50	8/15/2027	8/15/2017	1,238	(4)	272,929	—		—
	2/8/2017	—	63,730	(3)	160.31	2/8/2027	8/15/2017	—		—	2,571	(5)	566,803
	2/9/2016	20,871	62,614	(3)	111.16	2/9/2026	2/8/2017	11,064	(4)	2,439,169	—		—
	2/10/2015	36,592	36,593	(3)	108.97	2/10/2025	2/8/2017	—		—	22,816	(5)	5,030,015
	2/12/2014	37,763	12,588	(3)	70.24	2/12/2024	2/9/2016	11,493	(4)	2,533,747	—		—
	2/6/2013	59,587	—		57.38	2/6/2023	2/9/2016	—		—	29,687	(5)	6,544,796
	—	—	—		—	—	2/10/2015	7,939	(4)	1,750,232	—		—
	—	—	—		—	—	2/12/2014	4,268	(4)	940,923	—		—

Steven H. Nelson	2/8/2017	—	36,592	(3)	160.31	2/8/2027	2/8/2017	6,345	(4)	1,398,819	—		—
	2/9/2016	—	31,308	(3)	111.16	2/9/2026	2/8/2017	—		—	13,100	(5)	2,888,026
	2/10/2015	—	17,188	(3)	108.97	2/10/2025	2/9/2016	5,484	(4)	1,209,003	—		—
	2/12/2014	—	10,071	(3)	70.24	2/12/2024	2/9/2016	—		—	14,844	(5)	3,272,508
	—	—	—		—	—	2/10/2015	3,559	(4)	784,617	—		—
	—	—	—		—	—	2/12/2014	3,258	(4)	718,259	—		—

Marianne D. Short	2/8/2017	—	31,539	(3)	160.31	2/8/2027	2/8/2017	5,731	(4)	1,263,456	—		—
	2/9/2016	9,803	29,410	(3)	111.16	2/9/2026	2/8/2017	—		—	11,291	(5)	2,489,214
	2/10/2015	17,187	17,188	(3)	108.97	2/10/2025	2/9/2016	5,398	(4)	1,190,043	—		—
	2/12/2014	25,176	8,392	(3)	70.24	2/12/2024	2/9/2016	—		—	13,944	(5)	3,074,094
	2/6/2013	52,967	—		57.38	2/6/2023	2/10/2015	3,730	(4)	822,316	—		—
	—	—	—		—	—	2/12/2014	2,846	(4)	627,429	—		—

(1)
The expiration date shown is the latest date that stock options/SARs may be exercised. Stock options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer's termination of employment.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(2)
Based on the per share closing market price of our common stock on December 31, 2017 of $220.46.

(3)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.

(4)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer's award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Messrs. Hemsley, Wichmann, Renfro and Nelson are retirement eligible. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded up to the nearest whole share. For more information on RSUs cancelled in 2017, please see the 2017 Option Exercises and Stock Vested table.

(5)
Vest 100% at the end of the three-year performance period. The number of performance shares that the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The number of performance shares reported above for grants made in 2017 and 2016 is at the target number established by the Compensation Committee because we currently believe that is the probable outcome of the performance conditions based on the Company's performance through December 31, 2017.

2017 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during fiscal year 2017 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal year 2017.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley	—	—		104,740	19,853,313	(3)(4)(5)

David S. Wichmann	378,642	58,805,548	(2)	98,912	18,105,524	(3)(4)(5)

John F. Rex	—	—		45,299	8,191,133	(3)(4)

Larry C. Renfro	—	—		93,794	17,207,570	(3)(4)(5)

Steven H.Nelson	48,949	3,551,679	(2)	42,633	7,891,084	(3)(4)(5)

Marianne D. Short	—	—		47,156	8,562,821	(3)(4)

(1)
Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(2)
The value was computed as described in footnote 1 above and was based on the following:

Name	Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
David S. Wichmann	5/28/2007	4/24/2017	150,000	$171.16	$54.41
	5/28/2007	4/24/2017	25,000	$171.16	$54.41
	6/5/2008	12/21/2017	203,642	$222.38	$33.94

Steven H. Nelson	2/6/2013	2/24/2017	11,257	$162.29	$57.38
	2/12/2014	2/24/2017	10,070	$162.29	$70.24
	2/10/2015	2/24/2017	17,187	$162.07	$108.97
	2/9/2016	2/24/2017	10,435	$162.07	$111.16

(3)
Reflects the vesting of a portion of the RSUs granted. The value realized on vesting was computed based on the following:

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/6/2013	2/6/2017	8,715	$160.51	$1,398,845
	2/12/2014	2/12/2017	28,538	$160.75	$4,587,484
	2/12/2014	2/12/2017	7,007	$160.75	$1,126,375
	2/10/2015	2/10/2017	5,540	$160.75	$890,555
	2/9/2016	2/9/2017	4,376	$160.44	$702,085

David S. Wichmann	2/6/2013	2/6/2017	5,229	$160.51	$839,307
	2/12/2014	2/12/2017	4,204	$160.75	$675,793
	2/12/2014	2/12/2017	44,842	$160.75	$7,208,352
	2/10/2015	2/10/2017	3,911	$160.75	$628,693
	2/9/2016	2/9/2017	3,774	$160.44	$605,501

John F. Rex	2/6/2013	2/6/2017	4,648	$160.51	$746,050
	6/4/2013	6/4/2017	6,853	$179.39	$1,229,360
	2/12/2014	2/12/2017	3,737	$160.75	$600,723
	2/12/2014	2/12/2017	12,706	$160.75	$2,042,490
	2/10/2015	2/10/2017	1,363	$160.75	$219,102
	2/9/2016	2/9/2017	1,429	$160.44	$229,269
	6/7/2016	6/7/2017	2,320	$183.21	$425,047

Larry C. Renfro	2/6/2013	2/6/2017	4,992	$160.51	$801,266
	2/12/2014	2/12/2017	3,822	$160.75	$614,387
	2/12/2014	2/12/2017	42,808	$160.75	$6,881,386
	2/10/2015	2/10/2017	3,379	$160.75	$543,174
	2/9/2016	2/9/2017	3,089	$160.44	$495,599

Steven H. Nelson	2/6/2013	2/6/2017	3,951	$160.51	$634,175
	2/12/2014	2/12/2017	3,363	$160.75	$540,602
	2/12/2014	2/12/2017	14,201	$160.75	$2,282,811
	2/10/2015	2/10/2017	1,837	$160.75	$295,298
	2/9/2016	2/9/2017	1,886	$160.44	$302,590

Marianne D. Short	2/6/2013	2/6/2017	9,296	$160.51	$1,492,101
	2/12/2014	2/12/2017	2,802	$160.75	$450,422
	2/12/2014	2/12/2017	14,947	$160.75	$2,402,730
	2/10/2015	2/10/2017	1,837	$160.75	$295,298
	2/9/2016	2/9/2017	1,773	$160.44	$284,460

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
(4)
Also reflects the performance shares earned for the 2015-2017 performance period that ended on December 31, 2017 because performance targets were met. The value shown as realized on December 31, 2017 is based on the number of shares earned for the 2015-2017 performance period using the per share closing market price of our common stock on December 31, 2017, although shares were not issued until the Compensation Committee certified the performance results on February 13, 2018:

Name	Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price at End of Performance Period	Value Realized on Vesting
Stephen J. Hemsley	2/10/2015	12/31/2017	49,767	$220.46	$10,971,633
David S. Wichmann	2/10/2015	12/31/2017	35,130	$220.46	$7,744,760
John F. Rex	2/10/2015	12/31/2017	12,243	$220.46	$2,699,092
Larry S. Renfro	2/10/2015	12/31/2017	35,130	$220.46	$7,744,760
Steven H. Nelson	2/10/2015	12/31/2017	16,501	$220.46	$3,637,810
Marianne D. Short	2/10/2015	12/31/2017	16,501	$220.46	$3,637,810
(5)
Reflects the cancellation on December 14, 2017 of RSUs for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $221.25 on December 14, 2017.

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/8/2017	12/14/2017	797	$221.25	$176,336

David S. Wichmann	2/12/2014	12/14/2017	194	$221.25	$42,923
	2/10/2015	12/14/2017	360	$221.25	$79,650
	2/9/2016	12/14/2017	521	$221.25	$115,271
	2/8/2017	12/14/2017	525	$221.25	$116,156
	8/15/2017	12/14/2017	222	$221.25	$49,118

Larry C. Renfro	2/8/2017	12/14/2017	516	$221.25	$114,165
	8/15/2017	12/14/2017	58	$221.25	$12,833

Steven H. Nelson	2/12/2014	12/14/2017	156	$221.25	$34,515
	2/10/2015	12/14/2017	171	$221.25	$37,834
	2/9/2016	12/14/2017	263	$221.25	$58,189
	2/8/2017	12/14/2017	304	$221.25	$67,260

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

2017 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal year 2017.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

Stephen J. Hemsley	Individual Agreement for Supplemental Executive Retirement Pay	—	(1)	17,861,316	(1)	—

David S. Wichmann	N/A	—		—		—

John F. Rex	N/A	—		—		—

Larry C. Renfro	N/A	—		—		—

Steven H. Nelson	N/A	—		—		—

Marianne D. Short	N/A	—		—		—

(1)
In 2006, the amount of Mr. Hemsley's supplemental retirement benefit was frozen based on his age and average base salary at the time and converted into a lump sum of $10,703,229. On June 7, 2016, the Company amended Mr. Hemsley's SERP to convert the $10,703,229 cash benefit into a number of DSUs based on the average closing price of the Company's common stock over the preceding five trading days from the date of conversion ($135.846), which resulted in 78,789 DSUs issued on June 7, 2016. The DSUs held in the SERP are eligible to receive dividend equivalents in the form of additional DSUs, which are paid at the same rate and at the same time that dividends are paid to the Company's shareholders. During 2017, Mr. Hemsley received dividend equivalents equal to 1,205 DSUs, which were added to the SERP. As of December 31, 2017, the amount of the benefit to which Mr. Hemsley is entitled is 81,018 DSUs, which had a value of $17,861,316 as of December 31, 2017. The SERP balance will be paid six months and one day after termination of his employment for any reason.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

2017 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2017 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2017.

Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Registrant Contributions in Last FY ($)(1)(3) (c)	Aggregate Earnings in Last FY ($)(4) (d)	Aggregate Withdrawals/ Distributions ($)(5) (e)	Aggregate Balance at Last FYE ($)(6) (f)

Stephen J. Hemsley	312,392	156,196	2,585,557	—	14,607,356

David S. Wichmann	338,208	147,369	1,325,268	—	7,599,451

John F. Rex	134,538	67,269	133,876	—	808,071

Larry C. Renfro	291,000	145,500	151,615	—	1,802,045

Steven H. Nelson	—	—	—	—	—

Marianne D. Short	123,000	61,500	113,482	—	1,306,486

(1)
All amounts in these columns have been reported as compensation in the 2017 Summary Compensation Table.

(2)
Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company's practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)
For the first 6% of the employee's base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards or other special incentive awards.

(4)
Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to employees during 2017 ranged from 0.78% to 31.17%, with a median return of 16.27% for the year ended December 31, 2017. Employees may change their selection of measuring investments on a daily basis.

(5)
Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the employee's termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

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(6)
This column includes the amounts shown in columns (b) and (c) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Stephen J. Hemsley	$8,156,476
David S. Wichmann	$2,745,620
John F. Rex	$174,473
Larry C Renfro	$1,341,537
Steven H. Nelson	—
Marianne D. Short	$1,048,812

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers. The following is a summary of the material terms of those agreements.

Stephen J. Hemsley

On November 7, 2006, the Board of Directors entered into an employment agreement with Mr. Hemsley. On December 14, 2010, the employment agreement was amended to extend the employment period to December 1, 2014. The employment agreement extends automatically for additional one-year periods after December 1, 2014 unless sooner terminated in accordance with its terms. During the period of his employment, the Board of Directors will nominate Mr. Hemsley for election to the Board of Directors by the shareholders of the Company.

Summary of Compensation Components

Under his employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. Mr. Hemsley's base salary was reduced to $1,000,000 in connection with is appointment as Executive Chairman. Mr. Hemsley's employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. (The Compensation Committee determined that Mr. Hemsley would not participate in the 2018 annual incentive plan.) Mr. Hemsley is eligible to participate in the Company's generally available employee benefit programs.

Termination Provisions

Upon termination of Mr. Hemsley's employment for any reason, he is entitled to a supplemental retirement benefit, payable in common stock upon settlement of DSUs, which will be paid six months and one day after his termination. See "Compensation Discussion and Analysis — Other Compensation — Supplemental Retirement Benefits" and "2017 Pension Benefits" for more information.

If Mr. Hemsley's employment is terminated by the Company without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, the Company will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for 12 months.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

If Mr. Hemsley's employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries a lump sum in an amount equal to two years total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley's employment is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

Material Definitions

As defined in the employment agreement, "Cause" generally means (a) willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, (b) a violation of the Company's Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, (c) engaging in fraud, material dishonesty or gross misconduct in connection with the Company's business, (d) conviction of a felony, or (e) willful and material breach of the employment agreement that is not remedied after written notice.

As defined in the employment agreement, "Good Reason" generally means (a) an assignment of duties inconsistent with his position or duties or other diminution of duties, (b) a relocation of primary work location by more than 25 miles, (c) failure by the Board of Directors to nominate Mr. Hemsley to serve on the Board of Directors, (d) the Company's failure to pay or provide Mr. Hemsley's base salary, incentive compensation or other benefits, or (e) any other material breach of Mr. Hemsley's employment agreement that is not remedied.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company's employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

David S. Wichmann

On December 1, 2006, the Company entered into an employment agreement with Mr. Wichmann. On August 16, 2017, the employment agreement was amended to reflect Mr. Wichmann serving as CEO.

Summary of Compensation Components

Under his employment agreement, any adjustments to Mr. Wichmann's base salary are at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. Mr. Wichmann's employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Wichmann is eligible to participate in the Company's generally available employee benefit programs. In addition, the Company provides Mr. Wichmann with a $2 million term life insurance policy and additional long-term disability coverage, which covers 60% of eligible base salary subject to the terms of the policy.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Termination Provisions

If Mr. Wichmann's employment is terminated by the Company without Cause, or by Mr. Wichmann for Good Reason, the Company will provide Mr. Wichmann with outplacement services and will pay Mr. Wichmann severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, (b) 200% of the average of his last two calendar year bonuses, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period.

If Mr. Wichmann's employment is terminated because of his death or disability, by the Company for Cause, or by Mr. Wichmann without Good Reason, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

Material Definitions

As defined in the employment agreement, "Cause" means (a) material failure to follow the Company's reasonable direction, or to perform any duties reasonably required on material matters; (b) material violation of, or failure to act upon or report known or suspected violations of, the Company's Code of Conduct; (c) conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to the Company's interests, or (d) material breach of the employment agreement. The Company must provide Mr. Wichmann with written notice of Cause within 120 days of discovery, and Mr. Wichmann will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

As defined in the employment agreement, "Good Reason" exists if the Company (a) reduces Mr. Wichmann's base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves Mr. Wichmann's primary work location more than 50 miles, (c) makes changes that substantially diminish Mr. Wichmann's duties or responsibilities, or (d) changes Mr. Wichmann's reporting relationship.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to the employment agreement, Mr. Wichmann is subject to provisions prohibiting his solicitation of the Company's employees and customers or competing with the Company during the term of the employment agreement and for two years following termination of his employment for any reason. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

John F. Rex, Larry C. Renfro, Steven H. Nelson and Marianne D. Short

Messrs. Rex, Renfro and Nelson and Ms. Short have entered into employment agreements with the Company. Under those agreements, they each report to the CEO of the Company. The table below and the narrative that follows summarize the material terms of their respective employment agreements.

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Summary of Compensation Components

Compensation Component	John F. Rex	Larry C. Renfro	Steven H. Nelson	Marianne D. Short

Base salary(1)

Participation in incentive compensation plans(1)

Stock-based awards(1)

$2 million term life insurance policy(2)

Long-term disability policy(2)(3)

One-time sign-on / promotion equity award and / or bonus

Additional service credit(4)

Reasonable non-business use of corporate aircraft(5)

Generally available employee benefit programs

(1)
Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation Committee.

(2)
Benefit provided at the Company's expense.

(3)
Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

(4)
Mr. Renfro's employment agreement (a) states that for purposes of determining his eligibility for retirement, he will receive two years of service credit for each year he remains employed with the Company after age 59 and (b) clarifies that he will be deemed eligible for retirement if, prior to otherwise becoming eligible for retirement, his employment is terminated by the Company without Cause or he resigns for Good Reason.

(5)
Required to reimburse the Company for full incremental costs associated with such use.

Termination Provisions and Material Definitions

Each employment agreement and each executive officer's employment may be terminated (a) by mutual agreement (b) by the Company with or without Cause, (c) by the executive officer and (d) upon the executive officer's death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer's employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Messrs. Rex and Nelson and Ms. Short and will be payable over a 12-month period for Mr. Renfro. In addition, if the Company terminates Mr. Rex's employment without Cause or if Mr. Rex terminates employment for Good Reason, Mr. Rex has the option to remain employed in an advisory capacity for one year (at his then-current annual base salary and target bonus) following notification of termination.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Applicable definitions for the employment agreements follow.

Term	Definition

Cause	Means:
• Material failure to follow the Company's reasonable direction or to perform any duties reasonably required on material matters;
• A material violation of, or failure to act upon known or suspected violations of, the Company's Code of Conduct;
• Conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to the Company's interests; or
• Material breach of the employment agreement.
The Company must provide the executive officer with written notice of Cause within 120 days of discovery, and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

Good Reason	Exists if the Company:
• Reduces the executive officer's base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees;
• Moves the executive officer's primary work location more than 50 miles;
• Makes changes that substantially diminish the executive officer's duties or responsibilities*; or
• Changes the executive officer's reporting relationship.
The executive officer must give the Company written notice of the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, and the Company will have 60 days to remedy the circumstances.

*
For Mr. Rex, "Good Reason" also exists if the Company makes a change so that he no longer serves as both CFO and a member of the Office of the CEO of the Company. For Mr. Renfro, "Good Reason" also exists if the Company makes a change so that he no longer holds the positions of Vice Chairman of the Company and CEO of Optum, Inc. or other equivalent positions.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his or her solicitation of the Company's employees or competing with the Company during the term of the employment agreement and for two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of the Company as of December 31, 2017. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under "Executive Employment Agreements."

Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)
Stephen J. Hemsley
Cash Payments	1,000,000	8,750,000	8,750,000	—	—
Annual Cash Incentive(1)	—	5,200,000	5,200,000	5,200,000	—
Long-Term Cash Incentive(2)	—	783,127	783,127	783,127	783,127
DSUs in the SERP	17,861,316	17,861,316	17,861,316	17,861,316	17,861,316
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity(3)	52,683,052	44,504,207	44,504,207	52,683,052	52,683,052

Total(4)	71,544,368	77,098,650	77,518,650	76,527,495	71,327,495

David S. Wichmann
Cash Payments	9,362,000	—	—	—	—
Annual Cash Incentive(1)	—	5,200,000	5,200,000	5,200,000	—
Long-Term Cash Incentive(2)	—	795,582	795,582	795,582	795,582
Insurance Benefits	—	2,000,000	780,000	—	—
Acceleration of Equity(3)	39,604,037	32,639,265	32,639,265	39,604,037	39,604,037

Total(4)	48,966,037	40,634,847	39,414,847	45,599,619	40,399,619

John F. Rex
Cash Payments	3,962,000	—	—	—	—
Annual Cash Incentive(1)	—	2,125,000	2,125,000	2,125,000	—
Long-Term Cash Incentive(2)	—	—	—	—	—
Insurance Benefits	—	2,000,000	510,000	—	—
Acceleration of Equity(3)	17,392,291	20,352,095	20,352,095	—	23,470,281

Total(4)	21,354,291	24,477,095	22,987,095	2,125,000	23,470,281

Larry C. Renfro
Cash Payments	8,962,000	—	—	—	—
Annual Cash Incentive(1)	—	4,400,000	4,400,000	4,400,000	—
Long-Term Cash Incentive(2)	—	737,000	737,000	737,000	737,000
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity(3)	36,932,248	31,019,731	31,019,731	36,932,248	36,932,248

Total(4)	45,894,248	38,156,731	36,816,731	42,069,248	37,669,248

Steven H. Nelson
Cash Payments	3,712,000	—	—	—	—
Annual Cash Incentive(1)	—	2,700,000	2,700,000	2,700,000	—
Long-Term Cash Incentive(2)	—	—	—	—	—
Insurance Benefits	—	2,000,000	540,000	—	—
Acceleration of Equity(3)	19,323,374	16,307,261	16,307,261	19,323,374	19,323,374

Total(4)	23,035,374	21,007,261	19,547,261	22,023,374	19,323,374

Marianne D. Short
Cash Payments	3,987,000	—	—	—	—
Annual Cash Incentive(1)	—	1,600,000	1,600,000	1,600,000	—
Long-Term Cash Incentive(2)	—	536,000	536,000	536,000	536,000
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity(3)	14,706,584	15,070,889	15,070,889	—	17,754,990

Total(4)	18,693,584	19,206,889	17,686,889	2,136,000	18,290,990

(1)
Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer's estate, if applicable) based upon a prorated portion of the

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  award that the executive officer would have received but for his or her death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2017 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2017.

(2)
With respect to "Death," "Disability" and "Retirement," represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer's estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive officer's date of death, disability or retirement, calculated at the achievement of the maximum performance target. With respect to "Change in Control," represents the amount payable by the Company or its successor to each executive officer (or to be credited to the named executive officer's account in the Company's Executive Savings Plan if a timely deferral election is in effect), which is a prorated portion of the maximum long-term cash incentive award for which the executive officer is eligible for the 2016-2018 performance period.

(3)
Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2017 ($220.46), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2017 ($220.46) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2017 ($220.46). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for "For Good Reason or Not for Cause," $69,587,484 for Mr. Hemsley; $53,324,145 for Mr. Wichmann; $23,309,658 for Mr. Rex; $49,073,862 for Mr. Renfro; $25,483,908 for Mr. Nelson; and $20,269,892 for Ms. Short; (b) for "Death" and "Disability," $53,229,793 for Mr. Hemsley; $39,394,600 for Mr. Wichmann; $23,151,275 for Mr. Rex; $37,248,829 for Mr. Renfro; $19,451,682 for Mr. Nelson; and $17,950,097 for Ms. Short; (c) for "Retirement," $69,587,484 for Mr. Hemsley; $53,324,145 for Mr. Wichmann; $49,073,862 for Mr. Renfro; and $25,483,908 for Mr. Nelson; and (d) for "Change in Control," $69,587,484 for Mr. Hemsley; $53,324,145 for Mr. Wichmann; $29,387,648 for Mr. Rex; $49,073,862 for Mr. Renfro; $25,483,908 for Mr. Nelson; and $23,318,298 for Ms. Short.

  For "For Good Reason or Not for Cause," the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For "Retirement," the amount includes the value of certain unvested equity awards granted in 2014, 2015, 2016 and 2017 that will continue to vest and be exercisable for a period of five years (but not after the award's expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2017. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2017, Messrs. Hemsley, Wichmann, Renfro and Nelson had met the retirement eligibility provisions.

(4)
Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

For purposes of reporting annual total compensation and the ratio of annual total compensation of our CEO to our median employee, both the CEO and median employee's annual total compensation were calculated consistent with the Summary Compensation Table executive compensation disclosure requirements, plus the value of

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employer-paid health insurance contributions. Our median employee compensation was $58,378 and our Chief Executive Officer's compensation was $17,404,604. Accordingly our CEO to median employee pay ratio is 298:1.

We consistently applied total direct compensation as the measure to determine the median employee in our global employee population as of October 1, 2017. That workforce population consisted of 243,569 global full-time, part-time, temporary and seasonal employees employed on that date. 65,752 of those employees were located outside the United States and we then applied the de minimis exemption to exclude 8,884 employees in the Philippines and 3,068 employees in Portugal (4.9% of our global employee population).

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Proposal 2 — Advisory Approval of the Company's Executive Compensation

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. As required by the Exchange Act, we are seeking shareholders' views on our executive compensation philosophy and practices through an advisory vote on the following resolution at the Annual Meeting:

  "Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures."

The Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures appear on pages 29-71 of this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that our executive compensation program attracts and retains highly qualified executives while linking executive compensation directly to Company-wide performance and long-term shareholder interests. In deciding how to vote on this proposal, the Board of Directors asks you to consider the key points with regard to our executive compensation program included in the Compensation Discussion and Analysis and in the "Executive Summary" section on pages 29-30 of this proxy statement.

This advisory proposal, commonly referred to as a "Say-on-Pay" proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board and the Compensation Committee will review and consider them when evaluating our executive compensation program. More than 95% of the votes cast were in favor of our executive compensation program at each of our annual meetings since our inaugural vote in 2011. An advisory vote regarding the frequency of future Say-on-Pay votes is included as Proposal 3 for this Annual Meeting.

In addition to our annual advisory vote to approve the Company's executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year where appropriate through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

For these reasons, the Board of Directors recommends you vote FOR approval of the compensation of the named executive officers, as disclosed in this proxy statement. Executed proxies will be voted FOR approval of the compensation of the named executive officers unless you specify otherwise.

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AUDIT

Audit Committee Report

The Audit Committee of our Board of Directors is comprised of four non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company's Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors accessible in the corporate governance section of our website at www.unitedhealthgroup.com/About/CorporateGovernance.aspx.

The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Company's internal audit function, and assisting the Board of Directors in its oversight of enterprise risk management including privacy and data security. Management has primary responsibility for the Company's consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2002.

While it is not the duty of the Audit Committee to plan or conduct audits, the Audit Committee engages with the Company's independent registered public accounting firm and the internal auditors regarding the overall scope and plans for their respective audits. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States of America, and auditing management's assessment of the effectiveness of internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company, including risks disclosed in the Company's Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting and reporting.

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services the independent registered public accounting firm may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by the independent registered public accounting firm under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved.

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Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and Deloitte in separate sessions the Company's consolidated financial statements for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, management's annual report on the Company's internal control over financial reporting and Deloitte's attestation. The Audit Committee discussed with management and Deloitte the process used to support certifications by the Company's CEO and CFO as required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the SEC and the process used to support management's annual report on the Company's internal controls over financial reporting.

The Audit Committee discussed with Deloitte matters required to be discussed by the applicable Public Company Accounting Oversight Board standards and Rule 2-07 of Regulation S-X. Deloitte provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm's independence. In considering the independence of Deloitte, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of Deloitte. In connection with its selection of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2018, the Audit Committee conducted a performance evaluation of Deloitte's services.

Based upon the Audit Committee's review of the financial statements, independent discussions with management and Deloitte, and the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations of the Audit Committee's role, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

Members of the Audit Committee

Glenn M. Renwick, Chair
Richard T. Burke
Timothy P. Flynn
Michele J. Hooper

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Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 represent fees billed by the Company's principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, "Deloitte & Touche"). The Audit Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2017 and 2016 by Deloitte & Touche, as reflected in the table below.

	Year

Fee Category	2017	2016
Audit Fees	$21,077,000	$19,691,000
Audit-Related Fees(1)	3,723,000	4,037,000

Total Audit and Audit-Related Fees	$24,800,000	$23,728,000
Tax Fees(2)	2,266,000	5,441,000
All Other Fees(3)	102,000	204,000

Total	$27,168,000	$29,373,000

(1)
Audit-Related Fees for 2017 and 2016 include benefit plan and other required audits, an audit of one of our subsidiaries, certain AICPA agreed-upon procedures and due diligence services.

(2)
Tax Fees include tax compliance, planning and support services. In 2017 and 2016 approximately $285,000 and $285,000, respectively, of Tax Fees were related to international tax services, approximately $1,787,000 and $4,447,000, respectively, of Tax Fees were for business model operating design services and approximately $194,000 and $109,000, respectively, of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, review of the tax treatment for certain expenses and claims for refunds).

(3)
All Other Fees include consulting fees and fees relating to communications training for international employees.

Audit Committee's Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm's ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Policy. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee, and the Policy is evaluated and updated periodically by the Audit Committee.

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Proposal 3 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2018. Deloitte has been retained as our independent registered public accounting firm since 2002. The Audit Committee is responsible for approving audit fees associated with the retention of Deloitte. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of our independent registered public accounting firm. Further, as part of the Audit Committee's assessment of Deloitte and in conjunction with the mandated rotation of the audit firm's lead engagement partner, in November 2015, the Audit Committee interviewed candidates to become Deloitte's new lead engagement partner and following those interviews, selected the individual who became the new lead engagement partner in 2017.

The Board of Directors has proposed that shareholders ratify the appointment of Deloitte at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2018. Executed proxies will be voted FOR ratification of this appointment unless you specify otherwise.

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ANNUAL MEETING

Questions and Answers About the Annual Meeting and Voting

1.  What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:

  •
  election of directors;

  •
  an advisory vote to approve our executive compensation (a "Say-on-Pay" vote); and

  •
  ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management, Chairs of each standing Board committee and representatives of Deloitte & Touche LLP will be available to respond to questions from shareholders.

2.  What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dannette L. Smith and Faraz A. Choudhry to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2018 Annual Meeting of Shareholders. The proxies also may be voted at any adjournments or postponements of the meeting.

3.  What is a proxy statement?

The Company's Board of Directors is soliciting proxies for use at the 2018 Annual Meeting of Shareholders. A proxy statement is a document we give you when we are soliciting your vote pursuant to SEC regulations.

4.  What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record. If your shares are registered in your name with our transfer agent, EQ Shareowner Services, you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials ("Notice") or the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

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5.  How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, if you vote your proxy over the Internet or by telephone, or by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.  How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and Annual Report for the year ended December 31, 2017 on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.  How do I attend the Annual Meeting? What do I need to bring?

To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification.

Only our shareholders are entitled to attend the meeting. The procedure you must follow in order to attend the meeting depends on whether you are a shareholder of record or a street name holder of our common stock.

Shareholders of Record. If you are a shareholder of record and received a Notice, the Notice is your admission ticket. If you are a shareholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Street Name Holders. If you hold your shares in street name, bring with you to the Annual Meeting valid photo identification and your most recent brokerage statement or a letter from your broker or other nominee indicating that you hold our shares. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in Question 8.

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Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with meeting guidelines and procedures that will be available at the meeting. A copy of the meeting guidelines and procedures is also available on our website at www.unitedhealthgroup.com/Investors/AnnualMeeting.aspx.

8.  How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank's or broker's authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.  What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

  •
  in certificate form;

  •
  in book-entry form; and

  •
  in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on May 30, 2018.

10.  How can I listen to the live webcast of the Annual Meeting?

You can listen to the live webcast of the Annual Meeting by visiting www.unitedhealthgroup.com and clicking on "Investors" and then on the link to the webcast. An archived copy of the webcast will also be available on our website for 14 days following the Annual Meeting.

11.  What different methods can I use to vote?

By Written Proxy. All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

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By Telephone or Internet. All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person. All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in Question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

12.  What is the record date and what does it mean?

The record date for the Annual Meeting is April 10, 2018. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On April 10, 2018, there were 961,076,816 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the Delaware General Corporation Law. Owners of record of common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

13.  If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  signing another proxy card with a later date and delivering it to an officer of the Company before the Annual Meeting;

  •
  voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 3, 2018;

  •
  voting at the Annual Meeting; or

  •
  notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  submitting new voting instructions in the manner provided by your bank or broker; or

  •
  contacting your bank or broker to request a legal proxy in order to vote your shares in person at the Annual Meeting.

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14.  Are votes confidential? Who counts the votes?

We hold the votes of all shareholders in confidence from directors, officers and employees except:

  •
  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

  •
  in the case of a contested proxy solicitation;

  •
  if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

  •
  to allow the independent inspectors of the election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained CT Hagberg LLC to act as independent inspector of the election.

15.  How may I confirm my vote was counted?

We are offering our shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning May 21, 2018 and for up to two months after the Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

16.  What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

  •
  vote in favor of a nominee;

  •
  vote against a nominee; or

  •
  abstain from voting with respect to a nominee.

A director nominee will be elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. To address a provision in Delaware law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes "for" than "against" his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which is available on our website at www.unitedhealthgroup.com.

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17.  What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals, shareholders may:

  •
  vote for the proposal;

  •
  vote against the proposal; or

  •
  abstain from voting on the proposal.

18.  What vote is needed to approve each of the other proposals?

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm must be approved by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. For the advisory vote to approve our executive compensation, there is no minimum approval necessary since it is an advisory vote; however, the Board of Directors will consider the results of the advisory vote when considering future decisions related to such proposal.

19.  What is the Board's recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

  •
  The Board of Directors recommends a vote FOR each of the director nominees.

  •
  The Board of Directors recommends a vote FOR advisory approval of the Company's executive compensation.

  •
  The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

20.  What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

  •
  FOR the election of all director nominees;

  •
  FOR the advisory approval of our executive compensation; and

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

21.  Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter. The other matters being voted on at the Annual Meeting are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as "broker non-votes."

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22.  How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors. Abstentions have the effect of an "AGAINST" vote on the advisory vote to approve our executive compensation and the ratification of the appointment of the Company's independent registered public accounting firm. Broker non-votes have no effect on the vote for any matter at the meeting.

23.  Does the Company have a policy about directors' attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason.

24.  What are the deadlines for submitting director nominees and other shareholder proposals for the 2019 Annual Meeting?

Shareholder Director Nominations for Inclusion in the Company's Proxy Materials (Proxy Access). To be considered for inclusion in our proxy statement for our 2019 Annual Meeting, director nominations submitted pursuant to Section 3.04 of our Bylaws must be received at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, no earlier than November 21, 2018 and no later than December 21, 2018, and must be submitted in accordance with Section 3.04 of our Bylaws. If we do not receive the information required by our Bylaws by the deadline described above, the director nominee will be excluded from our proxy statement for our 2019 Annual Meeting.

Other Shareholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials (SEC Rule 14a-8). To be considered for inclusion in our proxy statement for our 2019 Annual Meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received no later than December 21, 2018 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2019 Annual Meeting.

Other Shareholder Proposals for Presentation at the 2019 Annual Meeting (Advance Notice Provision). A shareholder proposal that is not submitted for inclusion in our proxy statement for our 2019 Annual Meeting pursuant to Section 3.04 of our Bylaws or SEC Rule 14a-8 and is sought to be presented at the 2019 Annual Meeting must comply with the "advance notice" deadlines in our Bylaws. As such, these shareholder proposals must be received no earlier than February 4, 2019, and no later than the close of business on March 6, 2019. These shareholder proposals must be in writing and received within the "advance notice" deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. These shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive a shareholder proposal and the required information by the "advance notice" deadlines described above, the proposal may be excluded from consideration at the 2019 Annual Meeting. The "advance notice" requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

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25.  How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Morrow Sodali LLC to assist with the solicitation of proxies for a base fee of $20,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

26.  Where can I find more information about my voting rights as a shareholder?

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at https://www.sec.gov/files/sec-guide-to-proxy-brochures.pdf or at www.investor.gov.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about shareholders known to us to beneficially own more than 5% of the outstanding shares of our common stock, based solely on the information filed by such shareholders in 2018 for the year ended December 31, 2017 on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1)	68,561,148	7.10%
55 East 52nd Street
New York, New York 10055

The Vanguard Group, Inc.(2)	66,767,952	6.88%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

FMR LLC(3)	57,586,845	5.94%
245 Summer Street
Boston, Massachusetts 02210

(1)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 23, 2018. BlackRock, Inc. reported having sole voting power over 59,194,634 shares and sole dispositive power over 68,561,148 shares.

(2)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 9, 2018. The Vanguard Group, Inc. reported having sole voting power over 1,383,090 shares, shared voting power over 215,662 shares, sole dispositive power over 65,204,167 shares and shared dispositive power over 1,563,785 shares.

(3)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2018. FMR LLC reported having sole voting power over 6,933,658 shares and sole dispositive power over 57,586,845 shares.

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The following table provides information about the beneficial ownership of our common stock as of April 10, 2018 by each director and nominee for director, each named executive officer, and by all of our current directors, executive officers and director nominees as a group. As of April 10, 2018, there were 961,076,816 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of April 10, 2018	Total(1)	Percent of Common Stock Outstanding

William C. Ballard, Jr.	71,913	(2)	20,000	91,913	*

Richard T. Burke	1,862,533	(2)(3)	30,640	1,893,173	*

Timothy P. Flynn	1,877		—	1,877	*

Michele J. Hooper	32,582	(2)	5,000	37,582	*

Rodger A. Lawson	28,035	(2)	—	28,035	*

F. William McNabb III	181		—	181	*

Valerie C. Montgomery Rice, M.D.	543	(2)	—	543	*

Glenn M. Renwick	79,066	(2)	—	79,066	*

Kenneth I. Shine, M.D.	29,150	(2)	—	29,150	*

Gail R. Wilensky, Ph.D.	56,677	(2)	28,370	85,047	*

Stephen J. Hemsley	3,251,068	(4)(5)	628,018	3,879,086	*

David S. Wichmann	767,988	(4)	411,646	1,179,633	*

John F. Rex	47,870		237,662	285,532	*

Larry C. Renfro	142,408		222,500	364,908	*

Steven H. Nelson	—		38,249	38,249	*

Marianne D. Short	78,147		139,806	217,953	*

All current directors, executive officers and director nominees as a group (18 individuals)	6,483,271	(6)	1,913,740	8,397,011	0.87%

*
Less than 1%.

(1)
Unless otherwise noted, each person and group identified possesses sole voting and dispositive power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 10, 2018 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)
Includes the following number of vested DSUs which are considered owned under the Company's stock ownership guidelines for directors: Mr. Ballard — 22,613; Mr. Burke — 22,613; Mr. Flynn — 1,877; Ms. Hooper — 29,212; Mr. Lawson — 21,035; Mr. McNabb — 181; Dr. Montgomery Rice — 543; Mr. Renwick — 43,097; Dr. Shine — 28,948; and Dr. Wilensky — 21,082.

(3)
Includes 86,000 shares held in trust for the benefit of Mr. Burke's children. Mr. Burke does not have voting or dispositive power over these shares and disclaims beneficial ownership of these shares.

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(4)
Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 312.7836; and Mr. Wichmann — 234.3994. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(5)
Includes 81,286.341 DSUs, 70,000 shares held in charitable foundations and 1,672,453 shares held in grantor retained annuity trusts, all of which are beneficially owned by Mr. Hemsley.

(6)
Includes the indirect holdings included in footnotes 3, 4 and 5.

Householding Notice

We have adopted "householding" procedures that allow us to deliver one Notice or single copies of proxy statements and annual reports to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of the Notice, this proxy statement or our 2017 Annual Report for the year ended December 31, 2017, please notify us at: Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (877) 536-3550. You may opt-in or opt-out of householding at any time by contacting our transfer agent, EQ Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone (800) 468-9716. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 6 of the "Questions and Answers About the Annual Meeting and Voting" section of this proxy statement.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in "street name" by a bank or broker, you may request information about householding from your bank or broker.

Other Matters at Meeting

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2018 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named as proxies will vote on such matters according to their individual judgment.

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OTHER INFORMATION

Certain Relationships and Transactions

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Nominating Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, "related-person" transactions are prohibited unless approved or ratified by the Nominating Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) directly or indirectly involving:

  •
  A director or an immediate family member of a director in which an executive officer of the Company is directly or indirectly a participant and the amount involved exceeds $1.00; or

  •
  A director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $120,000; provided that if a director is an executive officer of an entity that is a party to a transaction with the Company or its subsidiaries, and the director was actively involved in the transaction, then the amount shall be $1.00.

Related-person transactions under the policy do not include:

  •
  Indemnification and advancement of expenses made pursuant to the Company's Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

  •
  Interests arising solely from the ownership of a class of the Company's equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

  •
  Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, the Company determines whether a transaction falls under the definition of a related-person transaction requiring review by the Nominating Committee. In determining whether to approve or ratify a related-person transaction, the Nominating Committee will consider, among other things, whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under the Company's Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

Any member of the Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Nominating Committee, participate in some or all of the Nominating Committee's discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

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As required under SEC rules, transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.

Related-Person Transactions

Employment of Family Members of Executive Officer

Matthew Renfro and Stephen Renfro, Larry Renfro's sons, Laura Renfro, Larry Renfro's daughter, and Paul Leary, Larry Renfro's brother-in-law, are employed at Optum. The compensation paid to each of these employees is consistent with the Company's overall compensation principles based on the employees' years of experience, performance and positions within the Company.

Transactions with our Executive Officer, Larry Renfro

Set forth below is information regarding certain business relationships between the Company and Larry Renfro associated with the Company's Optum Ventures unit. The Nominating and Corporate Governance Committee of the Board of Directors has ratified the relationships set forth below.

  •
  Mr. Renfro is an owner and managing director of Optum Venture Partners GP (General Partner), the general partner of Optum Venture Partners LP (Optum Ventures) in which we hold a 99% limited partner interest. As of December 31, 2017, we had contributed a total of $24 million to Optum Ventures. We have no ownership interest in the General Partner.

  •
  Mr. Renfro, as managing director of the General Partner, is entitled to receive distributions with respect to the General Partner's 20% carried interest in the net gains of Optum Ventures after Optum Ventures' investors have been repaid their capital commitments. Mr. Renfro, as General Partner, did not receive any distributions from Optum Ventures in 2017.

  •
  As part of the Optum Ventures operations, Optum Venture Management, LLC, a management company owned by Mr. Renfro (Management Company), leased office space from Optum Services, Inc. and reimbursed Optum for direct support services related to Optum Ventures activities in the amount of $400,000. The fees were computed based on the costs incurred by Optum affiliates.

Transactions with 5% Shareholders

BlackRock Inc. beneficially owned approximately 7.1% of our common stock as of December 31, 2017. The Company paid BlackRock $6.4 million for investment management fees in 2017. BlackRock maintains a self-funded health insurance plan through the Company and paid the Company $2.2 million for administrative services in 2017.

FMR LLC beneficially owned approximately 5.94% of our common stock as of December 31, 2017. The Company and its employees paid Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC, $11.8 million in investment and benefits management fees in 2017. Fidelity maintains a self-funded health insurance plan through the Company and paid the Company $19.4 million for administrative services, approximately $17.6 million for premium payments on behalf of affiliated entities, approximately $1.6 million for in-house fitness service management fees and approximately $363,100 for the employee assistance program and wellness services in 2017.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2017.

Appendix A — Reconciliation of Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. In addition, adjusted net earnings per share excludes the earnings impact of the deferred tax revaluation recognized after The Tax Cuts and Jobs Act of 2017 was enacted in December 2017 and the recognition of the Company's estimated share of guaranty association assessments resulting from the liquidation of Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty).

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED NET EARNINGS AND EARNINGS PER SHARE1
(in millions, except per share data)
(unaudited)

	Year Ended December 31, 2017	Year Ended December 31, 2016
GAAP net earnings	$10,558	$7,017
Tax reform impact	(1,197)
Intangible amortization	896	882
Penn Treaty impact	—	350
Tax effect	(334)	(454)

Adjusted net earnings	$9,923	$7,795

GAAP diluted earnings per share	$10.72	$7.25
Tax reform impact per share	(1.22)	—
Intangible amortization per share	0.91	0.91
Penn Treaty impact per share	—	0.36
Tax effect per share	(0.34)	(0.47)

Adjusted diluted earnings per share	$10.07	$8.05

1
GAAP and adjusted net earnings are attributable to UnitedHealth Group common shareholders.

VIEW MATERIALS & VOTE  SCAN TO UNITEDHEALTH GROUP INCORPORATED 9900 BREN ROAD EAST MINNETONKA, MN 55343 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on June 3, 2018, or May 30, 2018 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on June 3, 2018, or May 30, 2018 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by June 3, 2018. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 4, 2018 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow Vote Confirmation is available 24 hours after your vote is received beginning May 21, 2018, with the final vote tabulation remaining available through August 3, 2018. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E44230-P04834 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UNITEDHEALTH GROUP INCORPORATED The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1, FOR Proposal 2 and FOR Proposal 3. 1. Election of Directors For Against Abstain For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Advisory approval of the Company’s executive compensation. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018. ! ! ! ! ! ! 1a. William C. Ballard, Jr. 3. 1b. Richard T. Burke 1c. Timothy P. Flynn 1d. Stephen J. Hemsley 1e. Michele J. Hooper 1f. F. William McNabb III 1g. Valerie C. Montgomery Rice, M.D. 1h. Glenn M. Renwick 1i. Kenneth I. Shine, M.D. 1j. David S. Wichmann ! 1k. Gail R. Wilensky, Ph.D. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! Yes ! No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date XXXX XXXX XXXX XXXX

ADMISSION CARD 2018 Annual Meeting of Shareholders Monday, June 4, 2018 10:00 a.m. Central Time 11 East Walton Street Third Floor – Thoreau Room Chicago, IL 60611 PLEASE ADMIT NON-TRANSFERABLE If you plan to attend the 2018 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk. Name: Address: ____ You may vote your proxy at any time over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials. For directions to the 2018 Annual Meeting, please see the information posted at www.unitedhealthgroup.com/annualmeeting. E44231-P04834 UNITEDHEALTH GROUP INCORPORATED Annual Meeting of Shareholders June 4, 2018 10:00 a.m. Central Time This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint each of Dannette L. Smith and Faraz A. Choudhry each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2018 Annual Meeting of Shareholders and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR all of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the named proxies on all other matters that may properly come before the meeting. If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Eastern Time on May 30, 2018, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: